SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Global Crossing Limited

(Name of Registrant as specified in its Charter)

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GLOBAL CROSSING LIMITED

2007 PROXY STATEMENT AND 2006 ANNUAL REPORT

I. CEO LETTER	I-1

II. MEETING NOTICES	II-2

III. 2007 PROXY STATEMENT

General Information	III-1

Directors and Executive Officers	III-4

Board Meetings and Committees	III-12

Certain Relationships and Related Transactions	III-16

Proposal No. 1—Election of Directors	III-18

Proposal No. 2—Increase in Authorized Share Capital	III-19

Proposal No. 3—Amendment of Stock Incentive Plan	III-20

Proposal No. 4—Amendment of Bye-Laws	III-29

Proposal No. 5—Appointment of Independent Accountants	III-31

Executive Compensation	III-32

Potential Payments Upon Termination or Change In Control	III-43

Director Compensation	III-49

Security Ownership	III-52

Section 16(a) Beneficial Ownership Reporting Compliance	III-54

Submission of Future Shareholder Proposals	III-54

Shareholder Communications with Directors	III-55

Delivery of Documents to Shareholders Sharing an Address	III-55

Where You Can Find More Information	III-55

IV. 2006 ANNUAL REPORT

[To Come]

A Letter From John Legere

[To Come]

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April     , 2007

Dear Shareholder:

The Board of Directors cordially invites you to attend the 2007 Annual General Meeting of Shareholders, which we will hold at 10:00 a.m., Eastern Daylight Time, on June 12, 2007 at The Benjamin Hotel, 125 East 50th Street, New York, New York.

The Notice of 2007 Annual General Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The annual report for the year ended December 31, 2006 is also enclosed.

It is important that your shares be represented at the Annual General Meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

Thank you for your continued support.

LODEWIJK CHRISTIAAN VAN WACHEM

Chairman of the Board of Directors

II-1

Notice of 2007 Annual General Meeting of Shareholders

We will hold the 2007 Annual General Meeting of Shareholders (the “annual meeting”) of Global Crossing Limited (“Global Crossing”) at The Benjamin Hotel, 125 East 50th Street, New York, New York, on June 12, 2007, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

To receive the report of the independent registered public accounting firm of Global Crossing and the financial statements for the year ended December 31, 2006 and to take action on the following proposals:

1.	To elect two members of the Board of Directors;

2.	To increase the authorized share capital of the Company from 85,000,000 common shares to 110,000,000 common shares;

3.	To amend the 2003 Global Crossing Limited Stock Incentive Plan to increase the number of authorized shares of Global Crossing common stock reserved for issuance under that plan;

4.	To amend the bye-laws of Global Crossing;

5.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2007 and to authorize the Audit Committee to determine their remuneration; and

6.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

Only common and preferred shareholders of record at the close of business on April 18, 2007, which has been fixed as the record date for notice of the annual meeting, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented at the annual meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By order of the Board of Directors,

MITCHELL C. SUSSIS

Secretary, Senior Vice President & Deputy General Counsel

April         , 2007

II-2

2007 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Global Crossing Limited (the “Board” or “Board of Directors”) is soliciting your proxy for use at the Annual General Meeting of Shareholders to be held on June 12, 2007 (the “annual meeting”). These proxy materials are being mailed to shareholders beginning on or about April 30, 2007.

Global Crossing Limited (“GCL” or the “Company”) was formed as an exempt company with limited liability under the laws of Bermuda in 2002. GCL is the successor to Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 (“Old GCL”) which emerged from reorganization proceedings on December 9, 2003 (the “Effective Date”). Except as otherwise noted herein, references in this proxy statement to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 are references to Old GCL and its subsidiaries, while such references in respect of time periods after December 9, 2003 are references to GCL and its subsidiaries.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our website located at www.globalcrossing.com.

Date, Time and Place

We will hold the Annual General Meeting at The Benjamin Hotel, 125 East 50th Street, New York, New York, on June 12, 2007 at 10:00 a.m., Eastern Daylight Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Common and preferred shareholders of record at the close of business on April 18, 2007 are eligible to vote at the annual meeting. As of the close of business on that date, we had outstanding 36,915,404 shares of common stock, par value U.S. $0.01 per share, and 18,000,000 shares of 2.0% Cumulative Senior Convertible Preferred Shares (the “Senior Preferred Shares”), par value U.S. $0.10 per share. As of April 18, 2007, all of the Senior Preferred Shares and 12,783,145 common shares were held by a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), representing 56% of the shares eligible to vote at the Annual General Meeting. The Senior Preferred Shares are convertible into common shares on a one-for-one basis, subject to adjustment in certain circumstances.

Under our bye-laws and the certificate of designations for the Senior Preferred Shares, each common share and each Senior Preferred Share currently entitles the holder to one vote on all matters entitled to be voted on by holders of our common shares, with the Senior Preferred Shares and the common shares voting together as a single class. Each common share and each Senior Preferred Share will therefore be entitled to one vote on each proposal described in this proxy statement. Although the holders of the common shares and Senior Preferred Shares also have certain separate class voting rights under Bermuda law, no separate class vote will take place at the 2007 annual meeting.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50 percent of the votes of all outstanding common shares and Senior Preferred Shares

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will constitute a quorum at the annual meeting. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under applicable stock exchange rules, we believe that nominees will generally not have discretionary voting power with respect to Proposals 2 and 4 set forth below.

Approval of each of the proposals set out below requires the affirmative vote of at least a simple majority of the votes cast. Approval of Proposal No. 3 (regarding the 2003 Global Crossing Limited Stock Incentive Plan) additionally requires that a majority of the outstanding shares on April 18, 2007 actually cast votes on the matter. Abstentions and broker “non-votes” will not affect the voting results, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

How to Vote

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. All common shares represented by a proxy that is properly executed by the shareholder of record and received by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by 5:00 pm., Eastern Daylight Time, on June 11, 2007, will be voted as specified in the proxy, unless validly revoked as described below. To vote by mail, please sign and date your proxy card and mail it in the envelope provided. If you return a proxy by mail and do not specify your vote, your shares will be voted as recommended by the Board of Directors.

As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

The Board of Directors is not currently aware of any business that will be brought before the annual meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy or, in the case of a corporation, its authorization of a representative, before it is voted (1) by so notifying the Secretary of the Company in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the meeting, (2) by signing and dating a new and different proxy card and mailing it such that it is received by Computershare by 5:00 p.m., Eastern Daylight Time, June 11, 2007 or (3) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the annual meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common shares. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of the Company may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees who solicit proxies will not be specially compensated for those services, but may be reimbursed for

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out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Georgeson, Inc. to assist us in coordinating the mailing of proxy materials at an estimated fee of $1,500 plus disbursements. Computershare has agreed to assist us in connection with the tabulation of proxies.

2006 Audited Financial Statements

Under our bye-laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the annual meeting consolidated financial statements for the fiscal year 2006, which have been audited by Ernst & Young LLP. Copies of those financial statements are included in our 2006 Annual Report to Shareholders (the “Annual Report”), which is attached to this proxy statement. Representatives of Ernst & Young LLP are expected to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

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DIRECTORS AND EXECUTIVE OFFICERS

Our bye-laws provide that ST Telemedia and any of its subsidiaries that are shareholders of the Company from time to time (the “STT Shareholder Group”) will be able to appoint up to eight (8) directors to our Board based upon the STT Shareholder Group’s percentage ownership of our shares at any given time. Specifically, for so long as the STT Shareholder Group owns both Global Crossing common shares and Senior Preferred Shares representing in the aggregate not less than the percentages set forth below of our outstanding common shares calculated on a fully diluted basis, the STT Shareholder Group will be entitled to appoint the numbers of Directors indicated below to our Board, holding office at any one time, each for a term of three years (which can be renewed).

Percentage of Fully Diluted Common Shares	Number of Director Designees
50% or more	8
At least 35%	6
At least 20%	4
At least 5% (or, if less, 50% of the aggregate number of common shares (calculated on an as-converted basis) acquired by the STT Shareholder Group on the Effective Date).	2

If the share ownership percentage of the STT Shareholder Group at any time falls below one of the thresholds specified above, then the term of office of the number of Directors that the STT Shareholder Group is no longer entitled to appoint shall terminate at the following meeting of Shareholders (whether annual or special).

In addition, for so long as the STT Shareholder Group is entitled to appoint at least two Directors, a Director designated by the STT Shareholder Group shall serve as (i) Chairman of the Board, (ii) Chairman of the Audit Committee (to the extent permitted by applicable stock exchange rules), (iii) Chairman of the Compensation Committee, (iv) Chairman of the Executive Committee and (v) Chairman of the Nominating and Corporate Governance Committee.

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The following table sets forth the names, ages and positions of our Directors, Executive Committee members and executive officers. Additional biographical information concerning these individuals is provided in the text following the table. The Directors’ committee assignments are also set forth below, with the committees further discussed below under “Board Meetings and Committees.”

Name	Age	Position
Lodewijk Christiaan van Wachem	75	Chairman of the Board of Directors [5]
Peter Seah Lim Huat	60	Vice Chairman of the Board of Directors [4]
E.C. “Pete” Aldridge, Jr.	68	Director [1,2,3]
Archie Clemins	63	Director [2,5]
Donald L. Cromer	71	Director [2,4]
Richard R. Erkeneff	71	Director [2,3]
Lee Theng Kiat	54	Director [1,4,5]
Charles Macaluso	63	Director [1]
Michael Rescoe	54	Director [3]
Robert J. Sachs	58	Director [4,5]
Steven T. Clontz	56	Member of Executive Committee
Jeremiah D. Lambert	72	Member of Executive Committee
John J. Legere	48	Chief Executive Officer [1]
Neil Barua	29	Chief Administrative Officer
Gary Breauninger	39	Chief Marketing Officer
David R. Carey	53	Executive Vice President, Strategy and Corporate Development
Anthony D. Christie	46	Managing Director, Global Crossing UK and Europe and Executive Vice President
Daniel J. Enright	47	Executive Vice President, Global Operations
Edward T. Higase	40	Executive Vice President, Worldwide Carrier Services
Robert A. Klug.	39	Chief Accounting Officer
Jean F.H.P. Mandeville	47	Executive Vice President and Chief Financial Officer
John B. McShane	45	Executive Vice President and General Counsel
John R. Mulhearn, Jr.	56	Executive Vice President, Global Access Management
José Antonio Ríos	61	International President and Chairman, Global Crossing UK
Daniel J. Wagner	42	Chief Information Officer, and Executive Vice President, Enterprise Services

[1]	Member, Executive Committee
[2]	Member, Government Security Committee
[3]	Member, Audit Committee
[4]	Member, Compensation Committee
[5]	Member, Nominating and Corporate Governance Committee

Director Nominees

The terms of the following two directors will expire at the annual meeting, and they have been nominated for re-election by the Board of Directors for a term expiring at the 2008 Annual General Meeting of Shareholders.

Charles Macaluso—Mr. Macaluso has served as a Director of Global Crossing since December 2003. He is a founding principal and the chief executive officer of Dorchester Capital Advisors (formerly East Ridge Consulting, Inc.), a management consulting and corporate advisory firm founded in 1996. From March 1996 to June 1998, Mr. Macaluso was a partner at Miller Associates, Inc., a company principally involved in corporate workouts. From 1989 to 1996, Mr. Macaluso was a partner at The Airlie Group, LLP, a fund specializing in leveraged buyout, mezzanine and equity investments. Mr. Macaluso currently serves as a member of the boards of ICG and Lazy Days, RV, as the lead director of Darling International, and as the chairman of the board of Geo Specialty Chemical.

Michael Rescoe—Mr. Rescoe has served as a Director of Global Crossing since December 2003. He has served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held

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company, since November 2006. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, since 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing.

Directors of the Company with Terms to Expire at the 2010 Annual General Meeting of Shareholders

The initial three year term of the following directors was scheduled to expire at the annual meeting and the STT Shareholder Group has reappointed the eight members to a term of three years, expiring at the Annual General Meeting of Shareholders in 2010.

Lodewijk Christiaan van Wachem—Mr. van Wachem has served as chairman of the Board of Directors of Global Crossing since December 2003. He is currently a member of the board of directors of ATCO (Canada) Ltd. (energy and logistics). He was chairman of the board of directors of Zurich Financial Services from 1993 through April 2005 and was chairman of the supervisory board of Royal Philips Electronics N.V. from 1993 through March 2005. He became a director of Royal Dutch Shell Group in 1977, president in 1982 and chairman of the committee of managing directors in 1985. He served in that capacity until 1992, when he was appointed chairman of the supervisory board of the Royal Dutch Petroleum Company, a position he held through July 2002. Until 2002 he also served on the supervisory boards of Akzo Nobel, BMW and Bayer, as well as on the board of directors of International Business Machines Corp.

Peter Seah Lim Huat—Mr. Seah has served as vice chairman of the Board of Directors of Global Crossing since December 2003. Since January 2005 he has been a member of the Temasek Advisory Panel of Temasek Holdings (Private) Limited (investment company) and since November 2004 he has been a Deputy Chairman on ST Telemedia’s board of directors. From December 2001 until December 2004 he was president and chief executive officer of Singapore Technologies Pte Ltd (“ST”) and also a member of its board of directors. Before joining ST in December 2001, he was a banker for the prior 33 years, retiring as vice chairman & chief executive officer of Overseas Union Bank in September 2001. Mr. Seah is chairman of SembCorp Industries Limited, Singapore Technologies Engineering Ltd and Singapore Computer Systems Limited. Presently, he also sits on the boards of CapitaLand Limited, Chartered Semiconductor Manufacturing Ltd, StarHub Ltd (“Starhub”) and STATS ChipPAC Ltd. Mr. Seah also serves on the boards of the Government of Singapore Investment Corporation, EDB Investments Pte Ltd, PT Indosat Tbk and Siam Commercial Bank Public Company Limited. He is also the vice president of the Singapore Chinese Chamber of Commerce & Industry and the honorary treasurer of Singapore Business Federation Council.

E.C. “Pete” Aldridge, Jr.—Mr. Aldridge has served as a Director of Global Crossing since December 2003. He currently serves on the boards of Lockheed Martin Corporation (systems integrator, information technology) and Alion Science and Technology Corporation (technology). From May 2001 until May 2003, Mr. Aldridge served as Under Secretary of Defense for Acquisition, Technology, and Logistics. In this position, he was responsible for all matters relating to U.S. Department of Defense acquisition, research and development, advanced technology, international programs, and the industrial base. Prior to this appointment, Mr. Aldridge served as chief executive officer of Aerospace Corporation from March 1992 through May 2001; president of McDonnell Douglas Electronic Systems from December 1988 through March 1992; and Secretary of the Air Force from June 1986 through December 1988. Mr. Aldridge has also held numerous other senior positions within the Department of Defense.

Archie Clemins—Mr. Clemins has served as a Director of Global Crossing since December 2003. He has been, since January 2000, the owner and president of Caribou Technologies, Inc., and, since November 2001, co-owner of TableRock International LLC, both international consulting firms, and concentrates on the transition

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of commercial technology to the government sectors, both in the United States and Asia. In addition to serving on the boards of other technology and venture capital concerns, Mr. Clemins is a Limited Partner with Highway 12 Ventures and is the chairman of Advanced Electron Beams, Inc., which focuses on low energy electron beam technology. As an officer of the United States Navy from 1966 through December 1999, Mr. Clemins’ active duty service included command of the attack submarine USS Pogy. Promoted to Flag (General Officer) rank in 1991, he had five follow-on assignments, including Commander, Pacific Fleet Training Command in San Diego, California and Commander, Seventh Fleet, headquartered in Yokosuka, Japan. Mr. Clemins concluded his military career in Hawaii as an Admiral and the 28th Commander of the U.S. Pacific Fleet.

Donald L. Cromer—Mr. Cromer has served as a Director of Global Crossing since December 2003. He currently acts as a consultant to the U.S. Department of Defense, the United States Air Force, Booz Allen Hamilton Inc. (a strategy and technology consulting firm) and the Institute for Defense Analysis. He currently serves as chairman of the board of trustees for the Aerospace Corporation and is a member of the Corporation of Draper Laboratory, Inc. (a not-for-profit laboratory for applied research, engineering development, education, and technology transfer). He also serves on the boards of the following private companies: Universal Space Network, Vadium, Inc., and Innovative Intelcom Industries. He is also affiliated with the California Space Authority. General Cromer’s military career in the Air Force spanned 32 years. He retired in 1991 as the Commander of Space Division, Los Angeles, California (the satellite, missile and launch vehicle acquisition center for the Air Force). Subsequent to his retirement, he joined Hughes Space and Communications Company and served as president from 1993 to 1998.

Richard R. Erkeneff—Mr. Erkeneff has served as a Director of Global Crossing since December 2003. He was, from October 1995 until August 2003, president and chief executive officer of United Industrial Corporation (“UIC”), a company focused on the design and production of defense, training, transportation and energy systems. Mr. Erkeneff also served as a director of UIC from October 1995 to May 2005. In addition, Mr. Erkeneff was chief executive officer of AAI Corporation (“AAI”), a wholly-owned subsidiary of UIC responsible for the design, manufacture, testing and support of advanced Tactical Unmanned Aerial Vehicles, from November 1993 until August 2003, and president of AAI from November 1993 to January 2003. Prior to joining AAI, Mr. Erkeneff held positions as senior vice president of the Aerospace Group at McDonnell Douglas Corporation, and president and executive vice president of McDonnell Douglas Electronics Systems Company. Mr. Erkeneff continues to serve as a consultant to UIC’s board of directors.

Lee Theng Kiat—Mr. Lee has served as a Director of Global Crossing since December 2003. He has been president and chief executive officer of ST Telemedia since 1994. He joined ST in 1985 and has held various senior ST positions including directorships in Legal and Strategic Business Development. In 1993, following ST’s decision to enter the telecommunications sector, Mr. Lee spearheaded the creation of ST Telemedia as a new business area for ST. Mr. Lee, a lawyer by training, began his career as an officer of the Singapore Legal Service, remaining with that entity for more than eight years. Mr. Lee also serves on the board of directors of several publicly listed companies including StarHub and TeleChoice International Limited and on the board of commissioners of PT Indosat Tbk.

Robert J. Sachs—Mr. Sachs has served as a Director of Global Crossing since December 2003. He has been a principal of Continental Consulting Group, LLC, a Boston, Massachusetts based consulting firm serving the cable television industry, since February 2005, having previously held that same position from January 1998 through July 1999. From August 1999 through February 2005, Mr. Sachs was president and chief executive officer of the National Cable & Telecommunications Association (NCTA), the principal trade association of the cable industry in the United States, representing cable television operators, program services, and equipment and service providers. Prior to co-founding Continental Consulting Group in 1998, Mr. Sachs served in various legal and executive capacities for Continental Cablevision, Inc. and its successor, MediaOne, for 18 years. Mr. Sachs serves as a director of Starhub, a Singapore cable television and mobile telephone company in which ST Telemedia holds a control position. Additionally, Mr. Sachs serves as a director of Big Band Networks, Inc. and Update Logic, Inc., both of which are privately owned. Mr. Sachs also serves as a trustee of the Dana-Farber

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Cancer Institute, the Citi Performing Arts Center and WGBH Educational Foundational and is chairman of the board of the National Coalition for Cancer Survivorship.

Executive Committee Members

Steven T. Clontz—Mr. Clontz has served as a member of the Executive Committee of Global Crossing since December 2003 and is president, chief executive officer of Starhub, having joined Starhub in that capacity in January 1999. Mr. Clontz has also served as a director of Starhub since 1999. From December 1995 through December 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems, based in New York City. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions of increasing responsibility, serving the last three years as president Asia-Pacific. Mr. Clontz currently serves as a director of Interdigital Communications Corporation, Equinix and LiveCargo. Mr. Clontz began his career as an engineer with Southern Bell in 1973.

Jeremiah D. Lambert—Mr. Lambert has served as a member of the Executive Committee of Global Crossing since December 2003 and served Old GCL as co-chairman of the Board, chaired its audit committee and special committee on accounting matters, and also served as a member of Old GCL’s compensation committee until December 2003. A Global Crossing director since April 2002, Mr. Lambert served as chairman of the board of directors of Old GCL’s former subsidiary, Asia Global Crossing, Ltd. (“Asia Global Crossing”), from September 2002 through March 2003. As a founder and partner in Lambert & Ihm LLP, a Washington D.C. law firm, Mr. Lambert is a nationally known lawyer whose practice has focused on corporate clients in regulated industries, including those in the electricity, natural gas and telecom sectors. Mr. Lambert served as a senior partner in Shook, Hardy & Bacon L.L.P. from December 1997 until April 2002, when he withdrew to join Old GCL’s board of directors. Prior to that date, Mr. Lambert was the co-founder and chair of Peabody, Lambert & Meyers, P.C., a law firm in Washington, D.C. Mr. Lambert began his legal practice at Cravath, Swaine & Moore in New York City and is a frequent lecturer and author on legal topics.

John J. Legere—Mr. Legere has been chief executive officer of Global Crossing since October 2001 and has served as a member of the Executive Committee of the Board since December 2003. He also served as a director of Old GCL from October 2001 through December 2003. He served as president and chief executive officer of Asia Global Crossing from February 2000 until January 2002. Mr. Legere has two decades of experience in the telecommunications industry. Prior to joining Asia Global Crossing, he was senior vice president of Dell Computer Corporation and president for Dell’s operations in Europe, the Middle East and Africa from July 1999 until February 2000, and president, Asia-Pacific for Dell from June 1998 until June 1999. From April 1994 to November 1997, Mr. Legere was president and chief executive officer of AT&T Asia/Pacific and spent time also as head of AT&T Global Strategy and Business Development. From 1997 to 1998, he was president of worldwide outsourcing at AT&T Solutions.

Other Executive Officers of the Company

Neil Barua—Mr. Barua has been chief administrative officer of Global Crossing since January 2007, leading the office of the chief executive officer (“CEO”) and human resources department. In addition, he co-manages the Global Crossing Operational Performance unit, overseeing all functional reviews, planning and performance metrics globally. Mr. Barua has previously served in many capacities at Global Crossing since 2000, including as a regional sales vice president from December 2005 through January 2007, vice president conferencing from November 2003 until December 2005 and general manager of conferencing from March 2003 through October 2003. Prior to joining Global Crossing, Mr. Barua was a New York City based investment banker at Merrill Lynch in the firm's global telecommunications group. Mr. Barua holds a B.S. in economics and finance with a minor in political science from Stern School of Business at New York University.

Gary Breauninger—Mr. Breauninger was named chief marketing officer in April 2007. He previously served as senior vice president for planning and business finance from October 2002 through April 2007.

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Mr. Breauninger served as vice-president global financial and strategic planning from April 2002 until October 2002 and as vice president in product management in support of business development, investment analysis and product realization from February 2000 until March 2002. Mr. Breauninger joined Global Crossing from AT&T where he held several roles in sales, sales operations, customer care and finance. Mr. Breauninger holds a B.S. in industrial management and graphic communication management with a concentration in finance and operations management from Carnegie Mellon University

David R. Carey—Mr. Carey was named executive vice president, strategy and corporate development of Global Crossing in November 2003. From March 2002 through November 2003, Mr. Carey served as executive vice president, enterprise sales, where he was responsible for overseeing all sales and marketing activities relating to our enterprise customers. From September 1999 through March 2002, Mr. Carey served in numerous capacities at Global Crossing, including senior vice president-operations planning from January 2002 through March 2002; senior vice president-network planning and development, from December 2000 through January 2002; senior vice president-business and network development from January 2000 through December 2000; and senior vice president-business development from September 1999 through January 2000. Before Global Crossing’s acquisition of Frontier Corporation (“Frontier”) in September 1999 (the “Frontier Acquisition”), Mr. Carey served as senior vice president, marketing and chief marketing officer for Frontier’s business lines from October 1997 through September 1999. Prior to that, Mr. Carey spent seven years in the energy industry, serving as president & chief executive officer of LG&E Natural Inc., and various executive positions at Louisville Gas and Electric Company, both subsidiaries of LG&E Energy Corp. based in Louisville, Kentucky. Mr. Carey began his career with AT&T. During his 15 years there, he held a wide range of executive positions in marketing, sales, operations and personnel.

Anthony D. Christie—Mr. Christie was named managing director, Global Crossing UK, in March 2007 and managing director, Europe in April 2007. Mr. Christie has served as executive vice president from November 2003 and was chief marketing officer of Global Crossing from November 2003 through April 2007. From February 2002 through November 2003, Mr. Christie served as senior vice president, global product management, having previously served as senior vice president, business integration and strategic planning from November 2001. Prior to joining Global Crossing, Mr. Christie was vice president, business development and strategic planning for Asia Global Crossing from March 2000 through October 2001. Prior to joining Asia Global Crossing, Mr. Christie was general manager and network vice president at AT&T Solutions from November 1999 through March 2000, having also held the position of Global Sales and Operations vice president in AT&T’s outsourcing division from June 1998 through November 1999. From June 1997 through June 1998, Mr. Christie was a Sloan Fellow at MIT. Prior thereto, Mr. Christie held positions in AT&T’s International Operations Division that included an assignment as the regional managing director for the Consumer Markets Division in Asia.

Daniel J. Enright—Mr. Enright was named executive vice president, operations in June 2003. In this role, Mr. Enright is responsible for our network architecture, planning and engineering, customer operations, network operations and field operations. Mr. Enright is also responsible for managing our network capital, operating expenses and third party maintenance expenses. Mr. Enright has held other positions at Global Crossing, including senior vice president—global network engineering and operations from March 2002 through June 2003; vice president—global service operations from June 2001 through March 2002; vice president North America engineering and field operations from July 2000 through June 2001; and vice president—North America network and field operations from April 1999 through July 2000. Mr. Enright joined Global Crossing following the Frontier Acquisition, where he had served since October 1996 as vice president for network operations and service provisioning. In that role, he led the network operations and service provisioning team during the construction of Frontier’s nationwide fiber-optic network. Prior to Frontier, Mr. Enright held various engineering and operations positions at Highland Telephone and Rochester Telephone.

Edward T. Higase—Mr. Higase has been executive vice president, worldwide carrier services of Global Crossing since September 2004, having previously served as executive vice president, carrier sales and marketing

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of Global Crossing since January 2002. Since September 2004, Mr. Higase has been responsible for overseeing sales activities for data services related to our carrier, ISP, and ASP customers worldwide. Mr. Higase previously served as president, carrier services for Asia Global Crossing, from August 2000 to December 2001. Prior to Asia Global Crossing, Mr. Higase was corporate director and general manager from November 1999 to August 2000 of the medium-size business Corporate Accounts Division for Dell Computer Corporation in Japan. Prior to this assignment, he served as corporate director, Dell Online for Asia Pacific from August 1998 to November 1999, where he led the growth of Internet-based transactions in the Asia Pacific Region. Mr. Higase began his career with AT&T in Japan. During his nine years with the company, he held a wide range of senior and executive positions in marketing, sales, and business management across AT&T’s business markets division, consumer markets division, outsourcing unit, and the international business unit.

Robert Klug—Mr. Klug was named chief accounting officer of Global Crossing in December 2005. Previously, he held senior roles in the Company’s finance department including vice president, cost of access finance from June 2004 through December 2005, vice president, financial operations from September 2001 through June 2004, chief financial officer Americas from December 2000 through September 2001, chief financial officer, subsea operations from December 1998 through December 2000 and chief accounting officer from 1997 through December 1998. Prior to joining Global Crossing, Mr. Klug spent eight years as an auditor with PricewaterhouseCoopers.

Jean F.H.P. Mandeville—Mr. Mandeville was named executive vice president and chief financial officer (“CFO”) of Global Crossing in February 2005. Mr. Mandeville served as a member of our Executive Committee from December 2003 to January 2005. Mr. Mandeville was chief financial officer of ST Telemedia from July 2002 through January 2005. From 1992 to June 2002, Mr. Mandeville served in various capacities at British Telecom PLC, including president of Asia Pacific from July 2000 to June 2002, director of international development Asia Pacific from June 1999 to July 2000 and general manager, special projects from January 1998 to July 1999. Mr. Mandeville also previously served on the board of directors of SmarTone HK and LGT Korea, both public companies.

John B. McShane—Mr. McShane was named executive vice president and general counsel of Global Crossing in March 2002. Mr. McShane oversees and manages all of our legal matters. Mr. McShane joined Global Crossing in February 1999 as our European assistant general counsel where he oversaw and managed legal affairs for the European region, including the buildout of our PEC network. As assistant general counsel he also had responsibility for the oversight of worldwide sales and telecommunications network outsourcing transactions for Global Crossing’s Solutions business unit and major vendor supply agreements. Prior to joining Global Crossing, Mr. McShane spent twelve years at several international law firms, including positions as an associate at Simpson Thacher & Bartlett from 1987 through 1996 and as senior counsel at Shearman and Sterling, Cadwalader, Wickersham & Taft, and Brown & Wood, where his main focus was on representing major commercial banks, financial institutions and corporations in connection with a broad range of their corporate, commercial and financing activities.

John R. Mulhearn, Jr.—Mr. Mulhearn has served as executive vice president, global access management since June 2005, previously serving as senior vice president, global wholesale voice and access management from October 2004 through June 2005. He has global responsibility for managing the cost structure for all global long haul and local access (switched and special) capabilities in support of Global Crossing’s carrier and enterprise customer segments, as well as for network infrastructure requirements. Previously he served as senior vice president of global access management from May 2002 until September 2004, vice president, global access management from March 2002 until May 2002, vice president North America carrier relations from June 2001 through March 2002 and vice president operations from March 2000 through June 2001. Prior to joining Global Crossing, Mr. Mulhearn previously worked for 28 years at AT&T. During his tenure at AT&T, he held positions in sales, marketing, operations, regulatory, outsourcing and human resources. In 1993, he took an assignment in

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Canada to work for Unitel Communications Inc. (partially owned by AT&T) as senior vice president of sales and marketing. In that role, Mr. Mulhearn was responsible for government, national and regional commercial accounts.

José Antonio Ríos—Mr. Ríos was named chairman of the board of directors of Global Crossing UK in September 2004 and has served as president of Global Crossing International since May 2001. Mr. Rios served as chief administrative officer of Global Crossing from November 2002 through January 2007 and was chairman of the board of Global Crossing’s former Global Marine Systems subsidiary (“Global Marine”) from September 2002 through its divestment in August 2004. Mr. Ríos has more than 20 years of experience managing a wide range of companies in the technology and media sectors. Prior to joining Global Crossing in February 2001 as president Latin America and corporate senior vice president, Mr. Ríos served as president and chief executive officer of Telefónica Media from June 1999 through August 2000 and president of Atento Worldwide from July 2000 through June 2002. Earlier in his career, Mr. Ríos was the founding president and chief executive officer of Galaxy Latin America (subsequently named DIRECTV™ Latin America), where he was responsible for the planning, development, and launch of DIRECTV™, a division of Hughes Electronics. During his four-year tenure, he was a vice president of Hughes Electronics and a member of its management committee. Mr. Ríos previously served as the first chief operating officer and corporate vice president of the Cisneros Group of Companies. He was also a founding member of its worldwide executive committee. During his 13-year tenure with the Cisneros Group, Mr. Ríos held a succession of increasingly responsible positions, including tenure as a board member or president in over 60 Cisneros companies worldwide. From 2000 to 2002, Mr. Ríos served as chairman of the supervisory board of Endemol Entertainment, Europe’s premier independent TV production company based in Holland and with operations in 28 countries around the world. He also serves on the board of directors of Claxson Interactive Group Inc. and is an active national board member of Operation Smile, a philanthropic organization that provides global medical assistance to children born with facial deformities. In addition, Mr. Ríos serves as a board member of the Inter-American Dialogue’s Latin America Advisor.

Daniel J. Wagner—Mr. Wagner was named chief information officer in August 2002 and in that capacity oversees our global information technology function, including operations, telecommunications, development, security, and technology integration. Since January 2007, Mr. Wagner has also served as executive vice president, enterprise sales, in which capacity he is responsible for growing Global Crossing’s enterprise business, focusing on the sale of converged IP services to companies around the world. In addition to his chief information officer role, Mr. Wagner served as executive vice president—business infrastructure of Global Crossing from January 2004 through January 2007. Mr. Wagner served as senior vice president—business information from August 2002 through December 2003. From March 2002 through August 2002 Mr. Wagner served as senior vice president of information technology, real estate, procurement and vendor management. In addition to his corporate responsibilities, Mr. Wagner served on the board of directors of Global Marine from February 2002 through its divestment in August 2004. Mr. Wagner also served as president of Global Crossing Europe from October 2001 through March 2002 and managing director of Global Crossing UK from January 2001 through October 2001. Mr. Wagner served Global Crossing as vice president of business integration for North America following the Frontier Acquisition. While at Frontier, between June 1999 and July 2000, he held several other key management positions, including senior director of finance and integration, and vice president of service delivery. Before joining Frontier in 1994, Mr. Wagner was a management consultant for Andersen Consulting and his own independent firm for several years.

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BOARD MEETINGS AND COMMITTEES

The Board and various Committees of the Board met numerous times during 2006. The Board held 11 meetings, seven of which were telephonic and four of which were “in-person”. The Audit Committee met 11 times, with seven telephonic and four “in-person” meetings. The Compensation Committee met six times, with three telephonic and three “in-person” meetings. The Government Security Committee met four times, with one telephonic and three “in-person” meetings. The Nominating and Corporate Governance Committee held one telephonic meeting and the Executive Committee did not meet in 2006. All of our Directors attended at least 75% of the meetings of the Board and the Committees of which they are members.

We have adopted an ethics policy that applies to all of our Directors, officers (including the CEO and the CFO) and employees. The policy, together with the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee and Government Security Committee, can be found on our website at www.globalcrossing.com, or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. If a waiver of our ethics policy is granted to any of our Directors or executive officers, such waiver will be posted on our website within five days of that waiver being granted.

We expect and require all of our Directors to attend our annual meeting of shareholders. All of our Directors except for Mr. Lee attended our 2006 annual shareholder meeting held on June 13, 2006.

As a “controlled company” (as defined in NASDAQ rules), we are not required to comply with NASDAQ rules that require listed companies to have a majority of independent directors or nominating and compensation committees composed entirely of independent directors or to have written charters for certain committees addressing specified matters. At such time as we are no longer a “controlled company,” if ever, we will amend our committee charters, if necessary, and change the composition of our committees to ensure compliance with these NASDAQ requirements.

The five standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Government Security Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of Messrs. Rescoe (chairman), Aldridge and Erkeneff, all of whom satisfy the independence and other qualification requirements of NASDAQ rules. The Board has determined that Mr. Rescoe, the committee’s chairman, is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission (the “Commission”) rules. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. To carry out this purpose, the Audit Committee oversees: (A) management’s conduct of the Company’s financial reporting process, including the integrity of the financial statements and other financial information provided by the Company to governmental and regulatory bodies, to shareholders and other security holders, or to other users of such information, (B) the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements, (C) the appointment, qualifications (including independence), compensation and performance of the Company’s independent registered public accounting firm and the quality of the annual independent audit of the Company’s financial statements, (D) the performance of the Company’s internal audit function and management’s establishment and application of the Company’s systems of internal accounting and financial controls and disclosure controls, and (E) the adequacy of and adherence to (including any waivers granted to executive officers from adherence to) the Company’s code of business conduct and ethics, and such other matters as are incidental thereto. The Audit Committee also carries out other functions from time to time as assigned to it by the Board.

In carrying out its purpose, the goal of the Audit Committee is to serve as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the

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Company’s independent registered public accounting firm and internal audit function, and to provide an open avenue of communication with the Board for, and among, the independent registered public accounting firm, internal audit operations and financial and executive management.

Report of The Audit Committee

Management is responsible for the preparation of the Company’s financial statements and the independent registered public accounting firm is responsible for examining those statements. In connection with the preparation of the December 31, 2006 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as the same may be amended or supplemented); and (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same may be modified or supplemented, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that the Company’s audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Commission. The Audit Committee also selected Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to the rights of the shareholders under Bermuda law to appoint the auditors at the annual meeting.

THE AUDIT COMMITTEE

Michael Rescoe, Chairman

E.C. “Pete” Aldridge, Jr.

Richard R. Erkeneff

Principal Accounting Firm Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2006 and 2005 by our present principal independent registered public accounting firm, Ernst & Young LLP:

	2006		2005
Audit Fees	$8,316,000	(1)	$8,671,000
Audit Related Fees	1,733,000	(2)
Tax Fees	114,000		226,000
All Other Fees

Total	$10,163,000		$8,897,000

(1)	Includes $1,100,000 and $1,437,000 of fees and expenses related to the preparation of financial statements of our United Kingdom subsidiary in connection with its annual report on Form 20-F for 2006 and 2005, respectively.

(2)	Primarily relates to fees and expenses for due diligence related to completed and contemplated acquisitions.

Pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Commission Regulation S-X, the Audit Committee has adopted a pre-approval policy pursuant to which the committee delegated to its chairman the authority to approve in advance audit or non-audit services to be performed by the Company’s independent registered public accounting firm, provided that the chairman and management are required to report any such pre-approval decision to the Audit Committee at its next scheduled meeting.

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Compensation Committee

The Compensation Committee consists of Messrs. Seah (chairman), Cromer, Lee and Sachs. The primary purpose of the Compensation Committee is to discharge certain responsibilities of the Board related to the compensation of the Company’s “key employees” (as defined by the committee) and related matters. In fulfilling this purpose, the Compensation Committee performs the following functions:

•	Establishes the overall compensation philosophy and policies of the Company, subject to concurrence by the Board.

•	Annually reviews peer company market data to assess the Company’s competitive position for each significant component of key employee compensation.

•

Approves corporate goals and objectives relevant to compensation for all key employees other than the CEO and the executive vice presidents (“EVPs”), and recommends those goals and objectives for approval by the Board with respect to the CEO and the EVPs; provided that the Compensation Committee itself approves goals and objectives for awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Performance-Based Executive Compensation”).

•

Based on an evaluation of the key employees’ performance against those corporate goals and objectives, (i) approves the compensation level for each key employee other than the CEO and the EVPs and (ii) recommends to the Board the compensation level for the CEO and the EVPs; provided that the Compensation Committee itself determines all Performance-Based Executive Compensation.

•

Administers awards and compensation programs and plans intended to qualify as Performance-Based Executive Compensation, including determining performance measures and goals; setting thresholds, targets, and maximum awards; reviewing performance compared to goals; and certifying goal attainment and approving incentive payments.

•

Reviews the key employee compensation programs and equity-based compensation plans to determine whether they are properly coordinated and achieving their intended purposes and makes or recommends any appropriate modifications, including the establishment of new such programs.

•	Grants awards of shares or share options pursuant to the Company’s equity-based plans.

Compensation Committee Interlocks and Insider Participation

Messrs. Seah, Cromer, Lee and Sachs serve on the Compensation Committee of the Board of Directors. None of these individuals had any relationships with the Company requiring disclosure under Commission rules. Mr. Seah is a member of the Temasek Advisory Panel of Temasek Holdings (Private) Limited and Deputy Chairman on ST Telemedia’s Board of Directors. Mr. Lee is president and chief executive officer of ST Telemedia. Temasek Holdings and ST Telemedia are both indirect parent entities of the Company. Mr. Sachs is a director of Starhub, a Singapore cable television and mobile telephone company in which ST Telemedia holds a control position. See “Certain Relationships and Related Transactions—Commercial Relationships Between the Company and ST Telemedia” for a description of certain relationships between the Company and ST Telemedia.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (herein, the “Nominating Committee”) consists of Messrs. van Wachem (chairman), Clemins, Lee and Sachs. The Nominating Committee assists the Board in fulfilling its responsibility to the shareholders by (i) identifying individuals qualified to serve as directors and recommending that the Board support the selection of the nominees for all directorships, whether such directorships are filled by the Board or the shareholders, (ii) developing and recommending to the Board a set of corporate governance guidelines and principles and (iii) reviewing, on a periodic basis, the overall corporate

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governance of the Company and recommending improvements when necessary. Our corporate governance guidelines can be found on our website at www.globalcrossing.com or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

The Nominating Committee has the direct responsibility for the appointment, termination, compensation and oversight of search firms and recruitment consultants, if any, retained by the Company to identify and recruit new members of the Board. The Nominating Committee establishes the standards and process for the selection of individuals to serve on the Board consistent with the terms of the Network Security Agreement (as described below) and the Company’s bye-laws. The Nominating Committee may consider all factors it deems relevant, including sound judgment, business specialization, technical skills, diversity and the extent to which the candidate would fill a present need on the Board. Subject to the designation rights in the Company’s bye-laws, the Nominating Committee reviews each current member of the Board and determines or recommends to the full Board, whether such director should stand for re-election.

Executive Committee

The Executive Committee consists of Messrs. Lee (chairman), Aldridge, Clontz, Lambert, Legere, and Macaluso. The Executive Committee has the power to exercise all the powers of the Board when exigencies or practical considerations prevent the convening of the full Board in a timely manner, subject to such limitations as the Board and/or applicable law may from time to time impose. In addition, the Committee may meet to review and discuss the strategic direction of and major developments at the Company, and may advise and make recommendations to management and the Board relating to such matters.

Government Security Committee

The Government Security Committee (the “Security Committee”) consists of Messrs. Aldridge (chairman), Cromer, Clemins and Erkeneff. The Security Committee discharges those responsibilities related to the security of the Company’s domestic United States operations as are required of the Security Committee or its individual members pursuant to the terms of the Network Security Agreement (“NSA”) dated as of September 24, 2003 among the Company, Old GCL, ST Telemedia, the Federal Bureau of Investigation, the United States Department of Justice, the Department of Defense, and the Department of Homeland Security. The NSA, a copy of which is included as an exhibit to our 2002 annual report on Form 10-K, establishes processes and procedures to ensure the security of our U.S. network assets, which include transmission and routing equipment, switches and associated operational support systems and personnel (referred to in the NSA as the “Domestic Communications Infrastructure”). The Committee is comprised solely of Directors who are U.S. citizens who, if not already in possession of U.S. security clearances, must apply for U.S. security clearances pursuant to Executive Order 12968 immediately upon their appointment to the Security Committee.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and approval of related person transactions

We review all transactions in which the company participates and in which our directors and executive officers or their immediate family members or beneficial owners of more than 10% of any class of our voting securities are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, such transactions where the amount involved $120,000 are disclosed in our proxy statement. In addition, as required by the Audit Committee Charter, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Under our bye-laws, a Director generally may not vote on any matter in which he has any material interest, although he may be counted in the quorum at the related meeting.

Commercial and other relationships between the Company and ST Telemedia

During this past year, we provided approximately $200,000 of telecommunications services to subsidiaries and affiliates of ST Telemedia. Further, during this past year we received approximately $2,000,000 of co-location services from an affiliate of ST Telemedia. Additionally, during this past year, we accrued dividends and interest of $35,100,000, related to debt and the Senior Preferred Shares held by a subsidiary of ST Telemedia.

On May 30, 2006, a wholly-owned subsidiary of ST Telemedia purchased, pursuant to a public offering made by the Company, 6,226,145 shares of common stock for an aggregate purchase price of $124,522,900.

During this past year, we reimbursed ST Telemedia for an immaterial amount of out-of-pocket expenses incurred by ST Telemedia representing legal fees incurred in connection with waivers granted by ST Telemedia of certain covenants in the indenture governing the $250 Million 4.7% Senior Secured Mandatory Convertible Notes due 2008 (the “Convertible Notes”). ST Telemedia may cause us to register sales of its Senior Preferred Shares and Convertible Notes at any time.

Messrs. Lee, Seah, and Sachs, who are members of our Board of Directors, and Mr. Clontz, who is a member of our Executive Committee, are directors and officers of certain entities within the STT Shareholder Group. For further details, please see their individual biographies in the section entitled “Directors and Executive Officers”.

Commercial relationships between the Company and the Slim Family

According to filings made with the Commission, Carlos Slim Helu and members of his family collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of the Company’s common stock prior to May 2, 2006. Accordingly, the members of the Slim Family may therefore be considered to have been related parties of the Company prior to that date. During the four months ended April 30, 2006, the Company engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically, telecommunications services provided to Slim-Related Entities during the four months ended April 30, 2006 were approximately $5,500,000. Purchases of access-related services from Slim-Related Entities were approximately $2,500,000 for the four months ended April 30, 2006.

Settlement with Asia Global Crossing Bankruptcy Trustee

In November 2004, the bankruptcy trustee for Asia Global Crossing, a former majority-owned subsidiary of the Company now in liquidation under Chapter 7 of the U.S. Bankruptcy Code, filed a lawsuit against a number of former directors and officers of Asia Global Crossing, including the chief executive officer and certain other senior officers of the Company (collectively, the “Company Parties”). The lawsuit alleged, among other things, breaches of fiduciary duty and duty of loyalty, preferential transfers, and fraudulent conveyances, in

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each case arising prior to the Asia Global Crossing bankruptcy filing in November 2002. The Company was not named as a defendant in the lawsuit. To avoid adverse consequences to the Company that might result from protracted litigation of the matter, the Company entered into a stipulation of settlement on November 30, 2005 with (among others) the Asia Global Crossing bankruptcy trustee and agreed to contribute $4,000,000 to a larger settlement fund. The stipulation was approved by Judge Lynch of the U.S. District Court for the Southern District of New York on March 23, 2006. Under the terms of the settlement, the Company contributed $2,000,000 to the settlement fund in June 2006 and $2,000,000 in January 2007. In February 2007, the case was voluntarily dismissed against all Company Parties with prejudice.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board consists of ten members, all of whom assumed their positions as directors and committee members on the Effective Date. Eight members were appointed by STT Crossing Ltd., our majority shareholder (“STT Crossing”), which is a member of the STT Shareholder Group. The remaining two members of the Board were appointed by the Creditors Committee (the “Creditors Committee”) in our bankruptcy proceedings. Each Director appointed by the STT Shareholder Group has a term of three years unless earlier removed by the STT Shareholder Group. The three year term of the STT Shareholder Group Directors was scheduled to expire at the annual meeting and the STT Shareholder Group has reappointed the eight members to a term of three years, expiring at the Annual General Meeting of shareholders in 2010. The terms of the two directors appointed by the Creditors Committee, Charles Macaluso and Michael Rescoe, are scheduled to expire at the annual meeting, and they have been nominated by the Board of Directors for re-election for a term expiring at the 2008 Annual General Meeting of Shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RE-ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE.

Except where otherwise instructed, proxies will be voted for election of each of the nominees. Should either nominee be unwilling or unable to serve as a Director, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election of another person designated by the Board, unless the Board chooses to reduce the number of Directors constituting the full Board.

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PROPOSAL NO. 2

INCREASE IN AUTHORIZED SHARE CAPITAL

The Company is currently authorized to issue 85,000,000 common shares. Pursuant to Old GCL’s plan of reorganization, on the Effective Date GCL issued 15,400,000 common shares to our pre-petition creditors and 6,600,000 common shares and 18,000,000 Senior Preferred Shares to a subsidiary of ST Telemedia. 18,000,000 common shares were reserved for the conversion of ST Telemedia’s Senior Preferred Shares. An additional 8,378,261 common shares have been reserved for issuance under the 2003 Global Crossing Limited Stock Incentive Plan, as amended (the “2003 Stock Incentive Plan”). In addition, the Convertible Notes are by their terms convertible at any time into common shares of GCL (approximately 16,200,000 shares assuming conversion after four years). On May 30, 2006 we issued an additional 12,000,000 common shares and $143.75 million aggregate principal amount of 5% convertible notes (the “5% Convertible Notes”) in a public offering. The 5% Convertible Notes are convertible in to 43.5161 common shares per $1,000 principal of notes (subject to adjustment) at any time at the election of the holders of such notes. We have reserved 6,255,439 shares of common stock for issuance upon conversion of our 5% Convertible Notes. As of April 18, 2007, if the Convertible Notes, the Senior Preferred Shares and the 5% Convertible Notes were to convert into common shares, together with the currently outstanding common shares and shares reserved for issuance under the 2003 Stock Incentive Plan, there would be 82,833,700 common shares outstanding, with 2,166,300 common shares remaining authorized for issuance. We are therefore proposing that the Company’s authorized number of common shares be increased to 110,000,000.

The proposed increase in the Company’s authorized common shares would benefit the Company in numerous ways, enabling the Board to issue (or reserve for issuance) additional common shares to take advantage of market opportunities or to respond to competitive pressures. The net proceeds from any such issuance could be used for general corporate purposes, which could include funding potential acquisitions of assets and businesses that are complementary to our existing business or the repayment of indebtedness outstanding at that time. The Company has no present intention to issue any of the proposed additional shares, other than in connection with the issuance of awards under the Global Crossing Limited 2003 Stock Incentive Plan in the ordinary course of business (assuming the approval of Proposal No. 3 as described below).

The Company does not foresee any potential negative effect of the proposed increase.

Unless otherwise required by applicable law or regulation, all authorized but unissued and unreserved common shares will be issuable, without any further authorization by the shareholders, on the terms and for such consideration as our Board of Directors may determine. We do not expect that shareholder approval will be sought, unless required by applicable law, regulation or exchange listing standard as a condition to the issuance of common shares in any particular transaction.

Any issuance of additional common shares could have the effect of diluting the earnings per share and book value per share of existing common shares, and such additional common shares could be used to dilute the share ownership of a person seeking to obtain control of Global Crossing. Common shareholders do not have preemptive rights to subscribe to additional securities that Global Crossing may issue, which means that current shareholders do not have a prior right to purchase any new issue of shares in order to maintain their proportionate ownership.

In light of the foregoing, the Board recommends that the Shareholders adopt the following resolution:

“RESOLVED that the authorized share capital of the Company be increased from $5,350,000 to $5,600,000 by the creation of 25,000,000 additional common shares of par value $0.01 each.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

INCREASE IN AUTHORIZED SHARE CAPITAL FROM 85,000,000 TO 110,000,000 COMMON SHARES

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PROPOSAL NO. 3

AMENDMENT OF 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN

On December 8, 2003, Old GCL, then our sole shareholder, approved the 2003 Global Crossing Limited Stock Incentive Plan (the “2003 Plan”) and set aside 3,478,261 of our common shares available for issuance thereunder. On April 7, 2004, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on December 15, 2004, increasing the shares available for issuance thereunder to 4,878,261. On April 22, 2005, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on June 14, 2005, increasing the shares available for issuance thereunder to thereunder to 8,378,261. On April 12, 2007, our Board of Directors approved an amendment to the plan increasing the shares available for issuance thereunder to 11,378,261, subject to shareholder approval. The Board of Directors is now asking shareholders to approve this latter amendment to the 2003 Plan.

Below is a summary of certain important features of the 2003 Plan. This summary is qualified in its entirety by reference to the full text of the 2003 Plan, as amended, which is incorporated by reference to Exhibit 10.4 to our 2006 annual report on Form 10-K, as filed with the Commission.

Awards

Kinds of awards that can be granted under the plan. The 2003 Plan provides incentives through the granting of (i) stock options (“Options”), (ii) stock appreciation rights (“Stock Appreciation Rights”) or (iii) other stock-based awards, including, without limitation, restricted share units (“RSUs”) (Options, Stock Appreciation Rights and other stock-based awards are referred to, collectively, as “Awards”).

Eligible participants. Any common law employee of ours or of any of our subsidiaries, any member of our Board of Directors or the board of directors of any of our subsidiaries, or any consultant who performs bona fide services for us or for any of our subsidiaries is eligible to participate in the 2003 Plan if selected by the Compensation Committee (a “Participant”).

Shares available for Awards under the Plan. The 2003 Plan currently allows us to issue up to 8,378,261 shares (“Shares”) of our Common Stock, par value $0.01 per share (the “Common Stock”). If the proposal to amend the 2003 Plan is approved by the Shareholders the number of Shares allowed to be issued under the 2003 Plan will be increased to 11,378,261. Through December 31, 2006, Options to purchase an aggregate of 2,791,926 Shares and 4,785,660 RSUs representing an aggregate of 7,577,586 Shares have already been granted under the 2003 Plan. Together, the aggregate number of Options and RSUs granted through December 31, 2006, net of Shares returned to the 2003 Plan due to the termination or lapse of awards, account for 3,991,675 of the 8,378,261 available Shares issuable under the 2003 Plan. The issuance of Shares or the payment of cash upon the exercise of an Award reduces the total number of Shares available under the 2003 Plan. Shares which are subject to Awards which terminate or lapse will again be available for grant under the 2003 Plan. Shares subject to Awards may consist, in whole or in part, of unissued Shares or treasury Shares.

Restrictions on the number of Awards an individual Participant may receive. The maximum number of Shares for which Options and Stock Appreciation Rights may be granted during a calendar year to any Participant is 1,000,000. The maximum number of Shares for which Other Stock-Based Awards (as described below) intended to be deductible by us under Section 162(m) of the Internal Revenue Code (the “Code”) that may be granted to any Participant during a calendar year is 500,000 (or $10,000,000 if the amount is not expressed in Shares).

Options

Types of Options available for grant under the Plan. An Option is a right to purchase Shares at a future date at a pre-established price. Options granted under the 2003 Plan may be, as determined by the Compensation

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Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the 2003 Plan and to such other terms and conditions as the Compensation Committee shall determine. The Option price per Share (“Option Price”) shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the Shares on the date an Option is granted.

When Options become exercisable. Options granted under the 2003 Plan are exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an Option be exercisable more than ten years after the date it is granted. The vesting schedule for the Options and the other terms and conditions of exercise will be provided in a related Award agreement or in a notice of grant.

How Participants exercise Options. Except as otherwise provided in the 2003 Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by us and, if applicable, the date payment is received by us.

The purchase price for the Shares as to which an Option is exercised is payable to us in full at the time of exercise in cash. If the applicable Award agreement permits, the exercise price may also be paid, at the election of the Participant and subject to such requirements as may be imposed by the Compensation Committee, in Shares having a fair market value equal to the aggregate Option Price for the Shares being purchased partly in cash and partly in such Shares; or through the delivery of irrevocable instructions to a broker to deliver promptly to us an amount equal to the aggregate Option Price for the Shares being purchased.

Dividend or other stockholder rights with respect to Shares underlying Options. A Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Compensation Committee pursuant to the 2003 Plan. If and to the extent permitted by the Compensation Committee in the future, a Participant may elect to defer receipt of the Shares in respect of which an Option is exercised pursuant to any deferred compensation plan of the Company which contemplates such deferral, subject to compliance with Section 409A of the Code, which places substantial limitations on deferred compensation plans, as described in greater detail below under the heading “Taxes—Impact of Section 409A.”

Special requirements applicable to ISOs. An incentive stock option, or “ISO,” is an option that meets certain requirements for favorable tax treatment provided by Section 422 of the Code. This favorable treatment and related requirements are described in greater detail below under the heading “Taxes—ISOs.” No ISO may be granted to any Participant who, at the time of grant, owns more than ten percent of the total combined voting power of all classes of our stock or of any of our subsidiaries, unless (1) the Option Price for such ISO is at least 110% of the fair market value of a Share on the date the ISO is granted, and (2) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (1) within two years after the date of grant of such ISO, or (2) within one year after the transfer of Shares underlying the ISO to the Participant, must notify the Company of such disposition and of the amount realized upon such disposition.

Stock Appreciation Rights

Description of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive payment for each Share subject to the Stock Appreciation Right in an amount equal to the excess of that Share’s fair market value on the date of exercise over the exercise price per Share. Under the 2003 Plan, a Stock Appreciation Right

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may be granted independent of an Option or in conjunction with an Option (or a portion thereof). A Stock Appreciation Right granted in conjunction with an Option:

•	may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option,

•	shall cover the same Shares covered by an Option (or such lesser number of Shares as the Compensation Committee may determine), and

•

shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by the 2003 Plan (or such additional limitations as may be included in an Award agreement).

Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one Share over (B) the exercise price per Share, times (2) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to us the unexercised Option, or the related portion thereof, and to receive from us in exchange therefor an amount equal to (1) the excess of (A) the fair market value on the exercise date of one Share over (B) the Option Price per Share, times (2) the number of Shares covered by the Option, or portion thereof, which is surrendered.

Exercise price of Stock Appreciation Rights. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the greater of: the fair market value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option, and an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges.

Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be exercised from time to time upon actual receipt by us of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by us shall be the exercise date of the Stock Appreciation Right.

Form of payment. Payment for Stock Appreciation Rights shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at their fair market value), all as shall be determined by the Compensation Committee. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Compensation Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

Limitations on the grant of Stock Appreciation Rights. The Compensation Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit. We do not expect to award Stock Appreciation Rights payable in cash to any Participant. Any Stock Appreciation Right awarded pursuant to the 2003 Plan will be subject to the conditions specified in the Internal Revenue Service (“IRS”) guidance with respect to the treatment of Stock Appreciation Rights under Section 409A of the Code.

Other Stock-Based Awards

Types of other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares, including, without limitation, restricted share units (“Other Stock-Based Awards”).

Terms of Other Stock-Based Awards. Other Stock-Based Awards may be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, the right to

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receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the 2003 Plan. Subject to the provisions of the 2003 Plan, the Compensation Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of the Awards (including, without limitation, the vesting provisions).

RSUs. The Compensation Committee may, in its sole discretion, determine to award RSUs to Participants. RSUs allow a Participant to receive a specified number of Shares at a specified future date or dates (the “Vesting Date”), subject to such Participant’s continuous employment through such date. Such future date(s) may be determined based on the completion of a specified period of service, the occurrence of a specific event, the attainment of performance objectives or such other criteria as the Compensation Committee may determine. Generally, if the Participant leaves the Company for any reason before the Vesting Date other than death or disability, the unvested RSUs are forfeited. The Vesting Date and the other terms and conditions of an RSU Award will be set forth in the Award agreement.

Performance-based Awards. Other Stock-Based Awards may be granted in a manner which is deductible by us under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Performance-Based Award is an award that vests or becomes payable based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee. The applicable performance goals, which under Section 162(m) must be objective, shall be based upon one or more of the following criteria: (1) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) net income, (3) operating income, (4) earnings per Share, (5) book value per Share, (6) return on shareholders’ equity, (7) expense management, (8) return on investment, (9) improvements in capital structure, (10) profitability of an identifiable business unit or product, (11) maintenance or improvement of profit margins, (12) stock price, (13) market share, (14) revenues or sales, (15) costs, (16) cash flow, (17) working capital, (18) return on assets, and (19) cash on hand.

The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items.

Restrictions on the number of Performance-Based Awards a Participant can receive. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be (x) with respect to Performance-Based Awards that are granted in shares, 500,000 shares and (y) with respect to Performance-Based Awards that are not granted in shares, $10,000,000.

Payment of Performance-Based Awards. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Compensation Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the Performance-Based Award determined by the Compensation Committee for a performance period shall be paid to the Participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Compensation Committee and consistent with the

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provisions of Section 162(m) and Section 409A of the Code, elect to defer payment of a Performance-Based Award.

Adjustments Upon Certain Corporate Events

Effect of Share dividend or split, or a reorganization, recapitalization, merger or similar corporate event. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Compensation Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to: the number or kind of Shares or other securities issued or reserved for issuance pursuant to the 2003 Plan or pursuant to outstanding Awards, the Option Price, and/or any other affected terms of such Awards.

Effect of a change in control. Except as otherwise provided in an Award agreement, and subject to compliance with Section 409A of the Internal Revenue Code, in the event of a Change in Control (as defined in the 2003 Plan), the Compensation Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (1) the acceleration of an Award, (2) the payment in cash, Shares or any combination thereof in exchange for the cancellation of an Award and/or (3) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted under the 2003 Plan) as of the date of the consummation of the Change in Control.

Other Information About the Plan and the Awards

Transferability of Awards. An Award is not transferable or assignable, except by will or the laws of descent and distribution, unless otherwise determined by the Compensation Committee. Any Permitted Transferees (as defined in the 2003 Plan) may exercise an Award in the same manner as a Participant.

Transferability of Shares received under the Plan. The 2003 Plan contains no restrictions on the resale of vested Shares acquired under the 2003 Plan. Our directors and certain officers may be deemed to be “affiliates” of Global Crossing within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Under the provisions of the Securities Act such persons may not be free to dispose of the Shares acquired under the 2003 Plan unless there is an effective registration statement or an applicable exemption under the Securities Act covering such disposition.

Plan administration. The 2003 Plan is administered by the Compensation Committee, which has the power to delegate its duties and powers in whole or in part to any subcommittee thereof. Each member of the Compensation Committee must qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “outside director” within the meaning of Section 162(m) of the Code at the time he or she takes any binding action with respect to an Option under the 2003 Plan.

The Compensation Committee is authorized to interpret the 2003 Plan, to establish, amend and rescind any rules and regulations relating to the 2003 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2003 Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2003 Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the 2003 Plan, as described therein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants (as defined in the 2003 Plan) and their beneficiaries or successors). The Compensation Committee

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shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the 2003 Plan and to waive any such terms and conditions at any time (including, without limitation, acceleration or waiving any vesting conditions).

Duration of the Plan. The 2003 Plan became effective as of December 8, 2003 (the “Effective Date”) and was approved by our shareholders in its original form. No Awards may be granted under the 2003 Plan after the tenth anniversary of the Effective Date. However, Awards granted prior to the Effective Date may extend beyond that date. The administration of the 2003 Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

Plan amendment or termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2003 Plan, but no amendment, alteration, suspension, discontinuation or termination may be made without the approval of our shareholders, if their approval is necessary to comply with any tax, regulatory, exchange or other listing requirements applicable to the 2003 Plan. Notwithstanding anything to the contrary in the 2003 Plan, our Board of Directors may not amend, alter or discontinue the provisions described under “Adjustments Upon Certain Corporate Events—Effect of a change in control” after the occurrence of a Change in Control.

Additionally, the Compensation Committee may not waive any conditions or rights under, or amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award, either prospectively or retroactively, without the consent of a Participant or beneficiary, if any such waiver, amendment, suspension, discontinuance, cancellation or termination would impair the rights under any Award held by such Participant or beneficiary pursuant to the 2003 Plan.

Impact of Awards on a recipient’s employment status with the Company. The granting of an Award under the 2003 Plan imposes no obligation on us or any of our subsidiaries to continue the employment of a Participant and does not lessen or affect our or our subsidiaries’ rights to terminate the employment of such Participant. No one has any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants or other Award beneficiaries.

Successors and assigns. The 2003 Plan shall be binding on all of our successors and assigns and on each Participant, including without limitation, the estate of each such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of each such Participant’s creditors.

Taxes

The following is a summary of the United States federal income tax consequences with respect to the 2003 Plan and the grant and exercise of Awards under the 2003 Plan. This summary is not intended to be a complete description of all possible tax consequences, and does not include any discussion of state, local or non-U.S. income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant. In addition, this summary does not apply to every specific transaction that may occur.

Impact of Section 409A. In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Code) may apply to Options, Stock Appreciation Rights, RSUs and Other Stock Based Awards under the 2003 Plan and to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates (generally, separation from employment, death, disability, a date specified at the time of grant or deferral, hardship and a “change in control”, as defined in IRS guidance), requirements as to the timing of deferral elections and limitation on the ability to change deferral

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elections. Failure to comply with the new rules will result in immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.

In December 2004, the IRS issued Notice 2005-1, providing interpretive guidance on the application of Section 409A to various equity-based awards and providing transition rules for 2005. Among other things, the guidance stated that a plan would not violate Section 409A if it were amended on or prior to December 31, 2005 to bring it into documentary compliance with the rules and the plan were operated in good faith compliance with the provisions of Section 409A pending such amendment. Proposed regulations issued in 2005 provided an extension of the transition relief period through December 31, 2006. In October 2006, the IRS issued Notice 2006-79, which generally extended the transition relief period under the proposed regulations from December 31, 2006 to December 31, 2007, except with respect to certain discounted stock options that are subject to backdating concerns. The IRS is expected to provide additional interpretive guidance later in 2007 regarding documentary compliance and other matters. We intend to amend the 2003 Plan to comply with the new deferred compensation rules under Section 409A of the Code and all related IRS guidance within the applicable transition period and to operate the plan in good faith compliance with such rules until such amendment. Unless otherwise stated below, the following summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code.

ISOs. Under present law, a Participant will not realize taxable income upon either the grant or the exercise of an ISO, and we will not receive a corresponding income tax deduction at either such time. So long as the Participant does not sell Shares acquired upon exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the shares will be taxed as long- term capital gain or loss. If the Participant, within either of the above periods, disposes of shares acquired upon exercise of the ISO, the Participant will generally realize as ordinary income an amount equal to the lesser of (i) the gain realized by the Participant on such disposition or (ii) the excess of the fair market value of the shares on the date of exercise over the exercise price. In such event, we generally would be entitled to an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code. Any gain in excess of such amount realized by the Participant as ordinary income would be taxed as short-term or long-term capital gain (depending on the holding period). The difference between the exercise price and the fair market value of the shares at the time the ISO is exercised will be an adjustment in computing alternative minimum taxable income for the purpose of the alternative minimum tax imposed by Section 55 of the Code.

Nonqualified Stock Options (“NQSOs”). Under present law, a Participant will not realize taxable income upon the grant of an NQSO having an exercise price at least equal to the fair market value of the underlying stock as of the grant date (as required by the 2003 Plan) and we will not receive a corresponding income tax deduction at such time. Upon exercise of an NQSO, the Participant will generally realize ordinary income in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the Option price. We are generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code.

Any ordinary income realized by a Participant upon exercise of an NQSO will increase his tax basis in the Shares thereby acquired. Upon a subsequent sale of the Shares, the Participant will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Shares. The holding period for capital gains purposes begins on the date of the exercise pursuant to which such Shares were acquired.

A Participant who surrenders Shares in payment of the exercise price of an option will not recognize gain or loss on his surrender of such Shares. Of the Shares received in such an exchange, that number of shares equal to the number of Shares surrendered will have the same tax basis and holding period as the Shares surrendered. The Participant will recognize ordinary income equal to the fair market value of the balance of the shares received and such Shares will then have a tax basis equal to their fair market value on the exercise date, and the holding period will begin on the exercise date.

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Stock Appreciation Rights. Under present law, a Participant will not realize taxable income upon grant of a Stock Appreciation Right having an exercise price at least equal to the fair market value of the underlying stock as of the grant date and we will not receive a corresponding tax deduction at that time. A Stock Appreciation Right that has an exercise price at least equal to fair market value of the underlying stock as of the grant date should not be taxable until exercise. Upon exercise, a Participant would recognize ordinary income equal to the fair market value of the cash or Shares received on such exercise, and we would receive a corresponding deduction.

RSUs. Under present law, a Participant should not realize taxable income upon the grant of an RSU and we would not expect to receive a corresponding income tax deduction at such time. Upon distribution to a Participant of the Shares underlying an RSU (provided that the shares underlying the RSU are distributed to the Participant promptly following the occurrence of specified Vesting Date(s)), such Participant should recognize ordinary income equal to the fair market value of such Shares as of the date of distribution and we would expect to be allowed an income tax deduction equal to such amount, subject, where applicable, to compliance with Section 162(m) of the Code. The Participant’s tax basis in the Shares received will generally equal the amount of income recognized. Upon a subsequent sale of the Shares, the Participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the Shares.

Other Stock-Based Awards. Amounts received by the Participant upon the grant of Other Stock-Based Awards are ordinarily taxed at ordinary rates when received. However, if such Other Stock-Based Awards consist of property subject to restrictions on transfer and a substantial risk of forfeiture, the amounts generally will not be taxed until the transfer restrictions or forfeiture provisions lapse (unless the Participant makes an election under Section 83(b) of the Code within 30 days after grant), and will be taxed based on the fair market value of the property on the date of such lapse. Subject to Section 162(m) of the Code, we are generally allowed an income tax deduction, equal to the amount recognized as ordinary income by the Participant, at the time such amount is taxed. The Participant’s tax basis in the property will generally equal the amount of income recognized. Upon a subsequent sale of the property, the Participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the property. Other Stock-Based Awards that constitute deferred compensation pursuant to Section 409A may be taxable at grant unless the award complies with the provisions of Section 409A. A participant who receives an award that does not comply with the applicable provisions would be subject to an additional 20% tax penalty as well as additional interest charges. We do not intend to grant awards that do not comply with Section 409A.

Withholding Taxes. The Compensation Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award (or, in the case of RSUs, the distribution of Shares underlying such Award). Unless the Compensation Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (1) delivery in Shares or (2) having Shares withheld by us from any Shares that would have otherwise been received by the Participant.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the indicated information regarding our equity compensation plans and arrangements as of December 31, 2006. The 2003 Plan was at that time and remains our only compensation plan under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	3,991,675	$11.88	1,697,542
Equity compensation plans not approved by security holders	—	—	—

Total	3,991,675	$11.88	1,697,542

(1)	Restricted stock units are settled for shares of our common stock on a one-for-one basis. Accordingly, such units have been excluded for purposes of computing the weighted average exercise price.
(2)	All of such shares are available for issuance in the form of restricted stock, restricted stock units or other stock based awards.

Future awards under the 2003 Plan, as proposed to be amended, will be made at the discretion of the Compensation Committee. Consequently, the total benefits or amounts that will be received by any particular person or group pursuant to the amended plan are not presently determinable.

On April 18, 2007, the closing sale price of a share of Global Crossing common stock was $29.65.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

AMENDMENT OF THE 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN.

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PROPOSAL NO. 4

AMENDMENT OF BYE-LAWS

On December 29, 2006 the Companies Amendment Act 2006 (the “Amendment Act”) was enacted in Bermuda. This new legislation was passed with a view to modernizing the Bermuda Companies Act 1981 (the “Act”). We are asking our shareholders to approve certain amendments to the Company’s bye-laws (the “Bye-laws”) which are proposed in light of these changes to the Act.

Resolutions in Writing

Prior to the enactment of the Amendment Act, a company was permitted to pass shareholder resolutions in writing provided the resolutions were signed by all the shareholders of the company. For widely held public companies such as ourselves, this mechanism had no practical effect. The Amendment Act provides that shareholders may take action by written resolution signed by the same majority as would be required at a meeting. Shareholder written resolutions will be effective when (i) notice of resolutions and the resolutions have been circulated to all shareholders and (ii) the resolutions are signed by the shareholders who represent the majority of votes which would be required to pass the resolutions if the resolutions had been voted on at a general meeting.

The proposed changes to the Bye-laws, if approved by shareholders, will allow the Company to pass written resolutions signed by the same majority as would be required at a shareholders meeting. This could benefit the Company if expeditious shareholder action were required in the future under unforeseen circumstances.

Under the Act it is necessary for a company to hold a general meeting in order to pass a resolution removing Directors or auditors prior to the expiration of their term of office. Accordingly (as under the current Bye-laws), the amended Bye-laws will provide that such persons cannot be removed from office by passing a resolution in writing.

Electronic Delivery of Documents

The Amendment Act makes it possible for a company to deliver an “electronic record” of documents to its shareholders and others via electronic mode such as e-mail or website postings. Previously the Company was required to deliver a hard copy of any such documents. The proposed amendment to the Bye-laws, if approved, will permit notices and other documents to be sent by electronic means and for shareholder votes to be received by electronic record. These mechanisms could help the Company save on printing and postage costs and may be found to be more convenient by certain of our shareholders.

Powers of Directors

Prior to the enactment of the Amendment Act, there was doubt under Bermuda law as to the extent of a board of directors’ authority in certain circumstances and as to whether the exercise of certain powers required shareholder approval. The Amendment Act clarifies the position by explicitly stating that the directors can exercise all the powers of a company except those powers that are required by the Act or the Bye-laws of the company to be exercised by the shareholders.

The current Bye-laws include a non-exhaustive list of the powers of the Company which the Board may exercise. It is proposed that the relevant Bye-law be amended to reflect the wording of the Amendment Act and to provide that the Board may exercise all the powers of the Company except those that are required by the Act or the Bye-laws to be exercised by Shareholders.

Indemnity

The Amendment Act clarifies the position regarding a company’s ability to fund the costs of defending proceedings against directors and officers in circumstances where there have been allegations of fraud or

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dishonesty against them. The new legislation makes it clear that a company may advance monies to a director or officer of the company for the cost of defending any civil or criminal action involving allegations of fraud or dishonesty, on condition that such director or officer must repay the advance if the allegations are proved.

It is proposed that the Bye-laws be amended to provide that the Company shall advance expenses incurred in defending any civil or criminal action for which indemnification is required under the Bye-laws, upon receipt of an undertaking by the affected person to repay any such advance if the allegations of fraud or dishonesty are subsequently proved.

The existing Bye-laws contain a requirement that expenses incurred in defending actions or proceedings against an officer or director may only be advanced by the Company if a determination is first made that the relevant person has met the standard of conduct which entitles him or her to be indemnified under Bermuda law. Such determination is to be made by either the Board or (where a Board meeting cannot be constituted due to the lack of a disinterested quorum) by independent legal counsel, or by a majority of the shareholders. As permitted by the Amendment Act, it is proposed that the requirement to make such determination be removed from the Bye-laws since the making of such a determination is a highly fact-intensive exercise that may be impracticable at the early stages of legal proceedings, despite the fact that significant legal defense costs may already start to accrue at that stage.

Similarly, to the extent that a Board resolution relating to advancement of defense costs to directors or in relation to matters relating to indemnification of directors generally is deemed necessary or advisable despite the Bye-law change discussed immediately above, it is proposed that the Bye-laws also be amended to allow a director to vote (and be counted in the quorum) in respect of any such resolution, notwithstanding that the relevant resolution may involve the advancement of costs to, or the indemnification of, the voting director. The Board determined to recommend this change to the Bye-laws in light of the possibility that proceedings may be taken against the entire Board, leading, in that situation, to an inability of the Board to make decisions relating to indemnification matters and the advancement of costs.

Text of the Amendments

The text of the proposed amendments to the Company’s Bye-laws is attached to this proxy statement as Appendix A, with deletions indicated by strike-outs and additions by double underlining. Other than as indicated in such text, the Bye-laws (which can be found on the “Investors” pages on the www.globalcrossing.com website) will remain unchanged. The summaries of the amendments are qualified in their entirety by reference to the text set forth in Appendix A, which text is hereby incorporated by reference.

In light of the foregoing, the Board recommends that the Shareholders adopt the following resolution:

“RESOLVED that the amendments to the Company's Bye-laws specified on Appendix A to the Company’s 2007 proxy statement are hereby approved.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

PROPOSED AMENDMENTS TO THE BYE-LAWS OF THE COMPANY

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PROPOSAL NO. 5

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint the independent registered public accounting firm of the Company and to authorize the Audit Committee of our Board of Directors to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP (“Ernst & Young”) as independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2007. The Board is asking shareholders to approve such appointment and the authority of the Audit Committee to determine their remuneration.

Representatives of Ernst & Young are expected to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

APPOINTMENT OF ERNST & YOUNG LLP AND OF THE AUTHORITY OF THE AUDIT

COMMITTEE TO DETERMINE THEIR REMUNERATION.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read together with the corresponding compensation tables.

Executive Summary

Overview

The Company considers compensation programs holistically when establishing target total compensation levels based on competitive market data. These programs are designed to attract, motivate and retain our executives. We believe that total compensation should vary with our performance in achieving financial goals and should be closely aligned with our shareholders’ interests.

We review annually the overall compensation philosophy and policies for executive officers. Management assists the Compensation Committee of the Board of Directors in their oversight of the compensation of the Named Executive Officers (the “NEOs” or the “Named Executive Officers”) listed in the Summary Compensation Table below. The CEO works with the Human Resources Department and an outside compensation advisor engaged by the Committee to make recommendations on each NEO’s compensation (excluding his own). After reviewing these recommendations and consulting with the outside advisor, the Committee makes its final recommendations to the Board regarding compensation of all NEOs, including the CEO.

Commencing with 2006 we began a practice of reviewing executive compensation tally sheets with the Compensation Committee. These reviews measure a current snapshot of total annual compensation rates, accumulated stock ownership (both vested and unvested) and the Company’s liabilities associated with various termination events for each NEO.

Compensation Philosophy

The Company’s compensation philosophy for NEOs is intended to link the compensation of such officers to measures of Company performance that contribute to increased value for Global Crossing’s shareholders. This philosophy applies to all Global Crossing employees, with a more significant level of compensation at risk as an employee’s level of responsibility increases. The philosophy takes into account the following goals:

•	Enhancing shareholder value

•	Motivating NEOs to achieve a high level of individual and corporate results

•	Linking incentive-based compensation to the performance of each NEO, as measured by corporate financial goals

•	Enabling the Company to attract and retain top quality management

The Company ties compensation to a group of key financial performance indicators which are reviewed by the Board at least quarterly. The financial indicators for 2006 involve cash use, adjusted gross margin (defined as revenue minus cost of access) in the Company’s enterprise, carrier data and indirect channels segment (also referred to as our “Invest and Grow” segment in our press releases pertaining to financial results), and adjusted earnings before interest, taxes, depreciation and amortization. The Company deems these objectives to be appropriate measures of financial performance at this stage of the Company’s development.

Benchmarking

The Committee’s outside compensation advisor provides current competitive benchmarking information from companies in the telecommunications industry and in a broad array of industries. The benchmarking

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assessment used for 2006 compensation actions included eleven telecommunications and eight “general” industry comparators of similar size.1 A regression analysis is performed to adjust the market data to reflect expected market practice at companies with an identical revenue base as ours. We target both total cash and total direct compensation at the 50th percentile of the benchmark group, which we believe is appropriate for our Company given its financial profile, growth prospects and competitive positioning. Based on a review of these benchmarking results, in 2006 the Company made no salary increases for the NEOs and shifted a portion of total compensation away from the short-term annual bonus program to long-term incentive compensation, as described below.

From time to time we also benchmark other aspects of compensation, including benefit or perquisite program features or common practices in employment agreements and executive severance plans. In addition to external information, we review internal information intended to gauge pay equity among our executives and between our executives and our non-executive employees.

In total, we believe, based on a review of internal and external compensation and performance information, that our programs and compensation offered and paid to our NEOs are appropriate to meet our compensation philosophy and objectives, and are aligned appropriately with shareholder interests.

Executive Compensation Component Summary

Each component of NEO compensation emphasizes a different aspect of the Company’s compensation philosophy. The major components of compensation for NEOs are base salary, short-term performance-based incentives in the form of annual bonuses, long-term incentives in the form of equity grants, and certain financial security benefits. In addition, the Company implemented a one-time senior leadership performance plan (the “SLPP”) during the fourth quarter of 2004 which remained in effect throughout 2005 and 2006. The Company established the plan to reward key leaders within the organization if certain measures of sustained profitability could be achieved. Each of the major components of 2006 NEO compensation is described in more detail below.

Base Salary

The Company sets base salaries for NEOs based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal parity considerations, historical salaries for these executives and other objective and subjective factors. Any adjustments in base salary for existing NEOs are raised by management for consideration by the Committee (except for the CEO, in whose case the Committee works independently with its outside advisor). Increases are determined by the Committee, subject to approval by the Board of Directors, based on the annual evaluation of competitive data and a subjective assessment of the individual’s performance, contribution to the Company and potential within the organization.

Short-Term Performance-Based Incentive

The annual bonus program is designed to incentivize NEOs to work towards the common goals of the Company. NEOs are rewarded for their contributions if Global Crossing attains key financial objectives as described below. The Committee determines target bonus opportunities for NEOs based on the results of external

(1)	Telecommunication Comparators: Alcatel, ALLTEL Corporation, Avaya Inc., Brightpoint Inc., Broadwing Corporation, CenturyTel Inc., Citizens Communications Company, IDT Corporation, Qwest Communications, Sprint Corporation, and Time Warner Telecom. General Industry Comparators: The Black & Decker Corporation, Ceridian Corporation, The Dun & Bradstreet Corporation, Hilton Hotels Corporation, Imation Corporation, The New York Times Company, Pier 1 Imports, and United Stationers Inc. The Committee will continue to look both within the telecommunications industry and across broader industry segments to assess external benchmarks for executive compensation.

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benchmarking and the individual’s level of responsibility and expected influence on corporate results. Target annual bonuses for NEOs are presented to the Board of Directors with the Committee’s recommendation. The Committee, in its sole discretion, reserves the right to modify or terminate this program in its entirety without prior written notice to or consent of the NEOs, subject to applicable local labor laws.

The Committee approves target bonus levels and quantitative financial performance measures on an annual basis. In 2005 the Committee took action to shift, over the course of two years, the executive officers’ total compensation mix to a longer-term focus, thereby more closely aligning our compensation practices with market practice. 2006 was the first year of such transition. The target annual bonus opportunities established for the NEOs for each of 2005 and 2006 were as follows, expressed as a percentage of salary received during the course of the year:

	Target Annual Bonus Opportunity
	2005	2006
John J. Legere*	100%	100%
Jean F.H.P Mandeville	100%	85%
José Antonio Ríos	100%	85%
John B. McShane	75%	65%
Anthony D. Christie	75%	65%

*	Mr. Legere’s target annual bonus opportunity is fixed by the terms of his employment agreement.

To determine a NEO’s 2006 bonus payment, the NEO’s 2006 salary was to be multiplied by the applicable target bonus opportunity referenced above and by a performance factor that could have ranged from 0% to 140% based on the Company’s financial performance against goals.

The quantitative financial performance measures for the 2006 bonus program were designed to reward attainment of targets for adjusted EBITDA (60% of the target opportunity) and cash use (40% of the target opportunity). Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends. We assume compensation expense at targeted levels in the calculation of adjusted EBITDA for incentive compensation purposes. Cash use refers to negative cash flow as measured by the net change in our cash and cash equivalents balance over the course of the year.

While both adjusted EBITDA and cash use are considered key performance measures for the Company, a slightly greater emphasis on adjusted EBITDA was deemed appropriate for the 2006 program design. For 2006, it was also deemed appropriate to utilize “stretch” objectives that required us to out-perform the middle of the range we provided for external financial guidance in order to achieve the targeted bonus amounts. The 2006 target performance levels were adjusted EBITDA of $12.0 million and cash use of $89.0 million. Since actual 2006 adjusted EBITDA and cash use results were below the threshold levels, no bonus payout was made, as indicated in the Summary Compensation Table.

Senior Leadership Performance Program (“SLPP”)

In November 2004, we established a performance-based compensation program for retaining select key executives and motivating them to achieve the Company’s strategic direction and vital financial milestones. This special one-time program provided these executives an incentive to establish sustained profitability as demonstrated by the attainment of positive levels of adjusted EBITDA and cash flow (as defined above) by December 31, 2006. Each performance measure was independent and equally weighted. For each objective, the Company must have met the goal for all three months within a quarter or for two consecutive quarters before a corresponding payment would have been made. Payments were to have been made when each independent objective was reached.

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The award opportunity under this program was equal to each executive’s annual target bonus amount as of November 19, 2004, the day on which the Board approved the program. Payments were to be made as a combination of 50% cash and 50% unrestricted stock issued under the 2003 Global Crossing Limited Stock Incentive Plan. The quantity of shares, if any, to be paid to each eligible executive was to be determined based on the market value of the common stock on November 19, 2004. This design feature allowed the value to reflect changes in stock prices.

In 2006 we made significant strides in improving profitability and cash flows, including achieving positive adjusted EBITDA for the third quarter and positive adjusted EBITDA and cash flow for the fourth quarter of the year. However, adjusted EBITDA would not have been positive in the third and fourth quarters had incentive compensation been accrued at the target levels, as assumed in the SLPP. Therefore, no payments were made under the plan.

Long-Term Incentive Compensation: Equity Grants

In contrast to bonuses that are paid for prior year accomplishments, the Company believes equity grants provide appropriate incentives tied to future stock price appreciation. The Committee awards equity grants in its discretion based on an annual evaluation of competitive market data, individual performance, level of responsibility, long-term incentive grants made in prior years and the anticipated contribution that the executive officer will make to Global Crossing. The Committee generally makes annual grants at a meeting that is scheduled well in advance as part of the Committee’s annual calendar. Grants are made under the 2003 Global Crossing Limited Stock Incentive Plan, which provides for vesting of all awards upon a “change in control” as defined in the plan.

We have no stock ownership guidelines, but believe our long-term incentive program helps align our executives’ interests with the interests of our shareholders. Based on the share price as of December 31, 2006, each NEO currently has holdings of common shares and restricted stock units together valued at between 2.5 and 5.2 times the executive’s annual salary.

The Company focuses on the following strategies in delivering long-term incentive compensation:

•	Tie a meaningful portion of incentive compensation to future stock price appreciation

•	Ensure a strong alignment with our business strategy

•	Conserve share usage and limit dilutive impact by the use of restricted stock units instead of stock options

•	Differentiate where necessary based on individual performance and potential

•	Retain executives through the establishment of meaningful forfeitable balances

In an effort to retain executives while holding them accountable for corporate performance, NEOs received their 2006 grants in the form of restricted stock units, approximately half of which vest on March 7, 2009 solely based on the continued employment of the executive through that date and approximately half of which vest on December 31, 2008 based on the following three metrics of corporate financial performance for the combined 2006 and 2007 fiscal years:

•	Adjusted EBITDA (40% weighting)

•	Cash use (40% weighting)

•	Adjusted gross margin dollars in the Company’s “Invest and Grow” operating segment (20% weighting).

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The range of payout for the performance-based shares is 50% to 150% of the targeted award amount based on the extent to which the performance goals are met or exceeded. Performance below threshold level will result in 0% payout. Attainment of these objectives at target level is intended to require more than satisfactory financial performance; threshold payout is intended to require satisfactory performance; and maximum payout is intended to require performance that significantly exceeds our expectations. In addition to the two year performance period, there is a one year hold period.

We first introduced performance-based grants into our equity program beginning with the 2005 grant. As we continue to grant annual performance-based equity awards, overlapping grant cycles (as depicted in the below table) will provide consistently strong ties to performance and encourage the retention of NEOs.

	2005	2006	2007	2008
2005 Grant: Performance Based	Performance Period	Performance Period	Hold Period
2005 Grant: Time Based	Hold Period	Hold Period	Hold Period
2006 Grant: Performance Based		Performance Period	Performance Period	Hold Period
2006 Grant: Time Based		Hold Period	Hold Period	Hold Period

The performance period for the 2005 performance based shares concluded on December 31, 2006. We did not achieve the threshold levels of performance under the plan, and therefore none of these performance-based shares carried over into the 2007 hold period.

2007 Retention and Motivation Awards

On March 13, 2007, the Compensation Committee also reviewed a number of internal and external factors relating to compensation and to the retention and motivation of key management talent. These factors included:

•

Several measures of the Company’s recovery and success during the three years preceding that date, such as: strong total shareholder return of 63%, doubling the return of the Nasdaq Telecom Index; making significant strides towards profitability and positive cash flow; and demonstrating the ability to make strategic acquisitions and to grow organically and inorganically, all of which demonstrate the importance of retaining the current management team and employee base;

•

The current critical stage of the Company’s development and the need for a significant and well executed effort to successfully integrate acquired businesses while at the same time achieving continued organic growth, identifying and executing on other potential acquisition opportunities and realizing the Company’s strategic vision; and

•	The competitive labor market in telecommunications and other technology businesses, fostering increased demand for experienced leadership.

In light of the above factors, the Committee recommended, and the Board of Directors approved, the granting of special retention and motivation awards to substantially all non-sales employees of the Company, consisting principally of share grants with vesting periods of six months or six and twelve months. For the Named Executive Officers, these awards consisted of the following amounts of cash and RSUs vesting one-half at six months and one-half at twelve months after the grant date which were issued under the 2003 Global Crossing Limited Stock Incentive Plan:

	Cash	RSUs
John J. Legere	$550,000	90,900
Jean F.H.P Mandeville	$212,500	24,500
José Antonio Ríos	$250,000	31,600
John B. McShane	$140,625	19,500
Anthony D. Christie	$140,625	18,000

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Termination of Employment Protection

We offer the Key Management Protection Plan (“KMPP”), an enhanced severance plan, to help attract key talent and retain leaders by mitigating their concerns about financial hardship in the event of termination. All NEOs participate in the plan, except Mr. Legere, whose severance arrangements are governed by his August 15, 2006 employment agreement. We view the KMPP and Mr. Legere’s termination arrangements as reasonable and in line with competitive practice. The estimated liabilities for various termination scenarios are outlined below under “Potential Payments Upon Termination or Change of Control”.

Benefits & Perquisites

We offer our NEOs the same health and welfare benefit, disability and insurance plans as we offer all employees. Our retirement program includes a qualified defined contribution plan (the Employees Retirement Savings Plan, or ERSP), which permits all U.S. based employees to make tax qualified contributions of up to 16% of eligible pay, with the Company matching 50% of each dollar contributed on the first 6% of pay deferred. The Company also maintains the Supplemental Retirement Savings Plan (SRSP), an unfunded, nonqualified deferred compensation plan that allows employees whose contributions to the ERSP are effectively limited to less than 16% of eligible pay due to dollar limits imposed on ERSP contributions to defer the balance of such 16%, but with no Company matching contribution. The Company maintains no other nonqualified retirement or deferred compensation programs and offers no additional executive perquisites. We view this relatively limited set of benefits and perquisites as appropriate relative to the Company’s current financial situation and its path to sustained profitability.

Tax and Accounting Considerations

Our short-term and long-term incentive programs described above (other than the 2007 retention and motivation awards) are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986 limits the U.S. federal income tax deductibility of certain annual compensation payments in excess of $1 million to a Company’s NEOs. We intend to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with Global Crossing’s compensation philosophy. Since we currently operate at a loss for U.S. corporate income tax purposes, compliance with Section 162(m) increases our net operating loss carry-forwards rather than reduces current income taxation.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Commission Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Seah Lim Huat, Chairman

Donald Cromer

Lee Theng Kiat

Robert Sachs

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Summary Compensation Table

The table below sets forth information concerning compensation paid to our CEO, CFO and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the periods presented.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
John J. Legere Chief Executive Officer	2006	$1,100,000	—	$459,090	$3,221,451	—	—	$2,742	$4,783,283

Jean F. Mandeville EVP and Chief Financial Officer	2006	$425,000	—	$12,059	$346,588	—	—	$16,669	$800,316

Jose Antonio Rios Int’l Pres. And Chair., GCUK (formerly Chief Administrative Officer)	2006	$500,000	—	$39,079	$1,062,624	—	—	$155	$1,601,858

John B. McShane EVP and General Counsel	2006	$375,000	—	$62,900	$500,811	—	—	$6,669	$945,380

Anthony D. Christie Managing Director GCUK & CMO	2006	$375,000	—	$41,535	$500,811	—	—	$7,518	$924,864

(1)	The amounts shown in column (e) are the amounts recognized in the Company's consolidated financial statements for 2006 in respect of restricted stock units awarded to each of the Named Executive Officers, as determined pursuant to SFAS No. 123(R), but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. The amounts shown in column (e) include the reversal of prior year’s stock compensation expense related to the performance-based RSUs that was reported as a stock compensation expense in the Company’s prior year consolidated financial statements and were subsequently reversed in 2006 due to the Company’s failure to meet performance thresholds. Such reversals are included in the total in column (e) as credits in the amount of $638,804, $198,660, $232,251, $140,721 and $131,760 for Messrs. Legere, Mandeville, Ríos, McShane, and Christie respectively. Except as noted in this footnote, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 18 to the Company's consolidated financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2006. The amounts shown include amounts recognized in the Company's consolidated financial statements for 2006 in respect of awards granted in 2006 and in prior years that were outstanding in 2006. Such awards and their respective grant dates were as follows:

	3/8/2004 Grant Date	11/19/2004 Grant Date	6/14/2005 Grant Date	3/7/2006 Grant Date
John J. Legere	50,000	40,892	190,000	144,000
Jean F.H.P. Mandeville	—	11,480	48,000	41,000
José Antonio Ríos	12,000	18,587	48,000	38,000
John B. McShane	8,500	10,455	33,000	32,000
Anthony D. Christie	8,500	10,455	28,000	24,000

The RSUs granted on March 8, 2004, will vest 10%, 15%, 20%, 25% and 30%, respectively, on the first through fifth anniversaries of the date of grant. The RSUs granted on November 19, 2004 were scheduled to vest by December 31, 2006 had the corporate financial performance objectives been met. The 11,480

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RSUs relating to Mr. Mandeville were granted on February 1, 2005, when he commenced employment with Global Crossing and were scheduled to vest as per the schedule for the November 19, 2004 grant. Of the RSUs granted on June 14, 2005, approximately half will vest on June 14, 2008, solely based on the continued employment of the executive through that date. The remaining half would have vested on December 31, 2007 had the corporate financial performance metrics for the combined 2005 and 2006 fiscal years been met. Of the RSUs granted on March 7, 2006, approximately half will vest on March 7, 2009 solely based on the continued employment of the executive through that date, and approximately half will vest on December 31, 2008 based on corporate financial performance metrics for the combined 2006 and 2007 fiscal years. The 2006 grants are discussed in further detail on page 35 under the heading “Long-Term Incentive Compensation: Equity Grants”. Upon the occurrence of a change in control, any portion of these awards still subject to restrictions shall vest. Additionally, the vesting of Mr. Legere’s RSUs will be accelerated in the event of a Designated Termination, as defined below under the heading “Employment Agreements.” No dividends are payable on RSUs.

(2)	The amounts shown in column (f) are the amounts recognized in the Company's consolidated financial statements for 2006 in respect of non-qualified stock options awarded to each of the Named Executive Officers, as determined pursuant to SFAS No. 123(R), but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. Except as noted in the immediately preceding sentence, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 18 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2006. The amounts shown include amounts recognized in the Company's consolidated financial statements for 2006 in respect of awards granted in prior years only and outstanding in 2006. Such awards and their respective grant dates were as follows:

	12/9/2003 Grant Date	12/15/2004 Grant Date
John J. Legere	325,000	88,000
Jean F.H.P. Mandeville	—	73,326
José Antonio Ríos	110,000	22,000
John B. McShane	50,000	15,000
Anthony D. Christie	50,000	15,000

The 73,326 options relating to Mr. Mandeville were granted on February 1, 2005, when he commenced employment with Global Crossing.

The non-qualified stock options vest in three equal annual installments, commencing on the first anniversary of the date granted.

(3)	No amounts are reflected in column (g) with respect to the cash awards to the Named Executive Officers under the annual bonus program, which is discussed in further detail on page 33 under the heading “Short-Term Performance-Based Incentive”. For 2006, the Company did not meet the performance measures stated in the program; therefore, no payouts were made to the Named Executive Officers.

(4)	The amounts shown in column (i) include the following:

•	Tax payments and related tax gross-up payments for Mr. Legere of $2,673, for Mr. Rios of $86 and for Mr. Christie of $887;

•	Relocation expenses for Mr. Mandeville of $10,000;

•	Life Insurance premiums paid on behalf of each NEO in the amount of $69; and

•

Matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the ERSP, which is more fully described on page 37, under the heading “Benefits and Perquisites”. Specific Company contributions made for the ERSP to each NEO were as follows:

•	Mr. Legere, $0.

•	Mr. Mandeville, $6,600.

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•	Mr. Ríos, $0.

•	Mr. McShane, $6,600.

•	Mr. Christie, $6,563.

Grants of Plan-based Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Legere	RSU (Time)	03/07/06	—	—	—	—	—	—	66,000	—	—	$1,188,000
	RSU (Performance)	03/07/06	—	—	—	39,000	78,000	117,000	—	—	—	$1,404,000
	Annual Bonus	N/A	$220,000	$550,000	$770,000	$220,000	$550,000	$770,000	—	—	—	$550,000

Jean F. Mandeville	RSU (Time)	03/07/06	—	—	—	—	—	—	19,000	—	—	$342,000
	RSU (Performance)	03/07/06	—	—	—	11,000	22,000	33,000	—	—	—	$396,000
	Annual Bonus	N/A	$72,250	$180,625	$252,875	$72,250	$180,625	$252,875	—	—	—	$180,625

Jose Antonio Rios	RSU (Time)	03/07/06	—	—	—	—	—	—	17,000	—	—	$306,000
	RSU (Performance)	03/07/06	—	—	—	10,500	21,000	31,500	—	—	—	$378,000
	Annual Bonus	N/A	$85,000	$212,500	$297,500	$85,000	$212,500	$297,500	—	—	—	$212,500

John B. McShane	RSU (Time)	03/07/06	—	—	—	—	—	—	15,000	—	—	$270,000
	RSU (Performance)	03/07/06	—	—	—	8,500	17,000	25,500	—	—	—	$306,000
	Annual Bonus	N/A	$48,750	$121,875	$170,625	$48,750	$121,875	$170,625	—	—	—	$121,875

Anthony D. Christie	RSU (Time)	03/07/06	—	—	—	—	—	—	11,000	—	—	$198,000
	RSU (Performance)	03/07/06	—	—	—	6,500	13,000	19,500	—	—	—	$234,000
	Annual Bonus	N/A	$48,750	$121,875	$170,625	$48,750	$121,875	$170,625	—	—	—	$121,875

(1)	The amounts shown in column (d) through (f) reflect the target payment level under the Company’s 2006 Annual Bonus Plan, which is discussed in further detail on page 33 under the heading “Short-Term Performance-Based Incentive.” Column (d) reflects 40% of the target payout amount shown in column (e). Column (f) is 140% of such target amount. Generally, in the event that performance measures are met, the payout of the Annual Bonus Plan is divided equally between cash and Global Crossing common shares with immediate vesting. The amounts stated in columns (d) through (f) reflect the potential cash payout and the “Annual Bonus” amounts stated in columns (g) through (i) reflect the value of the potential equity payout. For 2006, the Company did not meet the performance measures stated in the plan; therefore, no payouts were made to the NEOs.

(2)	The amounts shown for Award Type of RSU (Performance) in column (g) through (i) reflect 2006 Performance-Based RSU grants under the Long-Term Incentive plan. The Performance-Based RSUs granted on March 7, 2006 will vest on December 31, 2008 based on corporate financial performance metrics for the combined 2006 and 2007 fiscal years, which is discussed in further detail on page 35 under the heading “Long-Term Incentive Compensation: Equity Grants”. Column (g) reflects the minimum payout, which is 50% of the target amount shown in column (h). The amount shown in column (i) is 150% of such target amount.

(3)	The amounts shown in column (j) reflect 2006 Time-Based RSU grants under the Long-Term Incentive plan. The Time-Based RSUs granted on March 7, 2006 will vest on March 7, 2009 solely based on the continued employment of the executive through that date, which is discussed in further detail on page 35 under the heading “Long-Term Incentive Compensation: Equity Grants”.

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(4)	There were no Stock Option grants for fiscal year 2006.

(5)	The amounts shown in column (m) are generally the amounts that would be recognized in the Company’s consolidated financial statements over the applicable service period for the awards, but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. The amounts are based on the target payouts for the awards.

Outstanding Equity Awards at Fiscal Year-end

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards(1)					Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John J. Legere						193,500	$4,750,425	78,000	$1,914,900
	325,000	—	—	$10.16	12/9/2013	—	—	—	—
	58,669	29,331	—	$15.39	12/15/2014	—	—	—	—
Jean F. Mandeville						41,000	$1,006,550	22,000	$540,100
	24,446	48,880	—	$20.50	2/1/2015	—	—	—	—
Jose Antonio Rios						48,000	$1,178,400	21,000	$515,550
	110,000	—	—	$10.16	12/9/2013	—	—	—	—
	14,667	7,333	—	$15.39	12/15/2014	—	—	—	—
John B. McShane						36,375	$893,006	17,000	$417,350
	50,000	—	—	$10.16	12/9/2013	—	—	—	—
	10,000	5,000	—	$15.39	12/15/2014	—	—	—	—
Anthony D. Christie						30,375	$745,706	13,000	$319,150
	47,000	—	—	$10.16	12/9/2013	—	—	—	—
	10,000	5,000	—	$15.39	12/15/2014	—	—	—	—

(1)	Options vest in three equal installments, commencing on the first anniversary of the date granted.

(2)	Market Value based on the fair market value of the common shares on December 31, 2006 of $24.55 per share.

(3)	Column (j) reflects target payouts for the March 7, 2006 Performance RSU grant. Excludes SLPP and June 2005 Performance RSUs as performance targets had not been met as of December 31, 2006.

III-41

Option Exercises and Stock Vested

(a)	(b)	(c)		(d)	(e)
	Option Awards			Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
John J. Legere	—	—		7,500	$133,950
Jean F. Mandeville	—	—		—	—
Jose A. Rios	—	—		1,800	$32,148
John B. McShane	—	—		1,275	$22,772
Anthony D. Christie	3,000	$47,270	(1)	1,275	$22,772

(1)	Value based on the difference between the fair market value of the common shares on the date of exercise of $25.9167 and the exercise price of $10.16.

(2)	The amounts in column (d) reflect the number of shares received in March 2006 pursuant to the 2004 Long-Term Incentive Grant.

(3)	Values based on the fair market value of the common shares of $17.86 per share on March 8, 2006, the day of lapse.

Non-Qualified Deferred Compensation Table

None of the Named Executive Officers participates in any non-qualified deferred compensation plan.

Pension Benefits

None of the Named Executive Officers participates in any pension plan.

Employment Agreements

The Company does not have any employment agreements with any Named Executive Officer except for John Legere. On August 15, 2006, the Company entered into a new employment agreement (the “2006 Agreement”) with Mr. Legere following approval thereof by the Board on that same date. The 2006 Agreement has been incorporated by reference to Exhibit 10.2 of our 2006 Annual Report on Form 10-K. The 2006 Agreement supersedes the employment agreement between the parties dated December 9, 2003 (the “2003 Agreement”), except with respect to certain rights Mr. Legere had under such prior agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

Consistent with the 2003 Agreement, the 2006 Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 million and a target annual bonus of $1.1 million; (2) entitles Mr. Legere to attend all meetings of the Board and to receive all materials provided to Board members, subject to certain limited exceptions; and (3) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

In addition, the 2006 Agreement: (1) extends the contractual term of Mr. Legere’s employment from December 9, 2007 to August 15, 2010; (2) provides for the payment of severance to Mr. Legere in the event of termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement (the “Designated Terminations”)) in an amount equal to three times, two times or one times the sum of Mr. Legere’s base salary and target annual bonus if such termination occurs prior to August 15, 2008, 2009 or 2010, respectively, plus certain other benefits and payments; (3) clarifies that the provisions in the 2003 Agreement entitling Mr. Legere to equity grants on a basis no less favorable than grants for other senior executives of the Company and to the

III-42

vesting in full of equity grants upon any Designated Termination apply to all equity-based compensation and not only to stock options; and (4) provides the Company with the discretion to pay up to one-half of Mr. Legere’s annual bonus in common shares of the Company.

Payments Made Upon Any Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he will be entitled to receive amounts earned during his term of employment. Such amounts may include:

•	amounts contributed and vested under the Company’s Employee Retirement Savings Plan (“ERSP”) and the Supplemental Retirement Savings Plan (“SRSP”); and

•	unused vacation pay.

For all termination reasons except involuntary termination for cause, the Named Executive Officers will have 90 days from termination in which to exercise any vested stock options. In the case of the Named Executive Officer’s termination due to death or disability, they will have 180 days from termination in which to exercise vested stock options. Pursuant to Mr. Legere’s Non-Qualified Stock Option Agreements, for termination due to death or disability, involuntary not-for-cause termination or voluntary termination for good reason, and termination due to change in control, he will have 12 months from the date of termination to exercise vested options. For all other reasons except involuntary termination for cause, he will have 90 days from termination to exercise vested options. Mr. Legere’s Employment Agreement also provides for 100% vesting of all outstanding stock options and RSUs for all Designated Terminations. Unvested stock options and RSUs for all other Named Executive Officers are forfeited upon termination for all reasons except as noted on page 44 under the heading “Payments Made Upon Change In Control Termination”.

Payments Made Upon Involuntary Not-For-Cause Termination or Voluntary Termination With Good Reason

In the event of an involuntary termination not-for-cause or voluntary termination with good reason of a Named Executive Officer, in addition to the items identified above, he will be entitled to receive the following items paid in accordance with the Global Crossing Limited Key Management Protection Plan, which is described in further detail below:

•	a lump sum cash severance equal to 1.75 times base salary plus annual bonus at target;

•	a lump sum amount representing a pro rata portion of the current year annual bonus at target;

•	continued health and welfare benefits for 21 months following termination; and

•	outplacement services up to an amount equal to 30% of base salary.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the heading of “Payments Made Upon Any Termination” above, the Named Executive Officer will also receive:

•	benefits under the Company’s disability plan or payment under the Company’s life insurance plan, as appropriate; and

•

a pro rata portion of time-based RSUs determined by multiplying the total award amount by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of full months to have elapsed since the grant date and the denominator of which is 36; and

•

a pro rata portion of performance-based RSUs determined by multiplying the Pro Rata Fraction either by the target award (in the case of death or disability prior to September 30th of the second performance year within the two year performance period) or by the number of shares adjusted to reflect actual performance (in the case of death or disability thereafter).

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Payments Made Upon Change in Control Termination

In the event a named executive officer is terminated as a result of a change in control, in addition to the benefits listed above under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Involuntary Termination Not-For-Cause or Voluntary Termination With Good Reason”, the following will occur:

•	all outstanding stock options will immediately become exercisable pursuant to the executive Non-Qualified Stock Option Agreement; and

•	all RSUs still subject to restrictions will vest pursuant to the executive Restricted Stock Unit Agreement.

Global Crossing Limited Key Management Protection Plan (“MPP”)

The MPP is intended to retain executive officers and other key executives by mitigating their concerns about financial hardship in the event of an involuntary actual or constructive termination without “cause” (as defined in the plan). The MPP was originally adopted by the Company on December 9, 2003 and provided enhanced severance benefits for the executive officers and certain other key employees of the Company named in the MPP. Specifically, if a participant’s employment were terminated by the Company (other than for cause or by reason of death or disability), or if he or she were to terminate employment for “good reason” (generally, an unfavorable change in employment status or compensation), the MPP, as amended effective December 10, 2005, entitles him or her to receive (i) a lump sum payment equal to the “severance multiplier” of one or 1.75 times the sum of his or her annual base salary plus target bonus opportunity (reduced by any cash severance benefit otherwise paid to the participant under any other applicable severance plan or severance arrangement), (ii) a prorated portion of the annual target bonus for the year in which the termination occurred, subject to minimum target bonus amounts established for purposes of calculating severance, (iii) continuation of life and health insurance coverages for a number of years equal to the “severance multiplier” and (iv) payment for outplacement services in an amount not to exceed 30% of his or her base salary. The amended MPP was filed as Exhibit 10.3 to our 2006 annual report on Form 10-K.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation payable to each of the Named Executive Officers of the Company upon voluntary termination without good reason; termination due to death or disability; involuntary not-for-cause or voluntary for good reason termination; involuntary for cause termination; and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts, which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Except as noted below, payments made upon termination to Mr. Legere are detailed on page 42 under the heading “Employment Agreements.”

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John J. Legere

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2006	Death or Disability on 12/31/2006	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2006	Involuntary For Cause Termination on 12/31/2006	Change in Control Termination on 12/31/2006
Unvested Stock Options	—	$268,672	$268,672	—	$268,672
Unvested Time-Based RSU Awards	—	$4,750,425	$4,750,425	—	$4,750,425
Unvested Performance RSU Awards(2)	—	$4,369,900	$4,369,900	—	$4,369,900
Qualified Savings Plan(3)	—	—	—	—	—
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$29,187	—	$29,187
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$7,700,000	—	$7,700,000
Accrued Vacation Pay(6)	$105,769	$105,769	$105,769	$105,769	$105,769
Outplacement Services	—	—	$330,000	—	$330,000

(1)	All benefits are valued as of 12/31/2006. Equity valued using the FMV of $24.55 as of market close on 12/29/2006.

(2)	Value of Performance-Based RSUs assumes performance is met at target level. Includes the value that Mr. Legere would have received on 12/31/06 for the June 2005 Performance RSUs in the amount of $1,227,500 although it has since been determined that no payout will be made due to failure to meet the performance thresholds. Excludes SLPP Performance RSUs as performance targets had not been met as of 12/31/06.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 3 times base salary plus annual bonus at target and a pro-rated annual bonus at target, paid in accordance with Mr. Legere's August 15, 2006 employment agreement.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2006.

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Jean Mandeville

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2006	Death or Disability on 12/31/2006	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2006	Involuntary For Cause Termination on 12/31/2006	Change in Control Termination on 12/31/2006
Unvested Stock Options	—	—	—	—	$197,964
Unvested Time-Based RSU Awards	—	$386,663	—	—	$1,006,550
Unvested Performance RSU Awards(2)	—	$135,025	—	—	$1,178,400
Qualified Savings Plan(3)	$35,216	$35,216	$35,216	$35,216	$35,216
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$17,026	—	$17,026
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,737,188	—	$1,737,188
Accrued Vacation Pay(6)	$32,692	$32,692	$32,692	$32,692	$32,692
Outplacement Services	—	—	$127,500	—	$127,500

(1)	All benefits are valued as of 12/31/2006. Equity valued using the FMV of $24.55 as of market close on 12/29/2006.

(2)	Value of Performance-Based RSUs assumes performance is met at target level. Total shown under Death or Disability excludes value of the June 2005 Performance RSUs and SLPP Performance RSUs as these awards would have resulted in no payout due to a participant terminated on December 31, 2006 due to death or disability in light of the failure to meet the performance thresholds.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 1.75 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2006.

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Jose Antonio Rios

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2006	Death or Disability on 12/31/2006	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2006	Involuntary For Cause Termination on 12/31/2006	Change in Control Termination on 12/31/2006
Unvested Stock Options	—	—	—	—	$67,170
Unvested Time-Based RSU Awards	—	$374,388	—	—	$1,178,400
Unvested Performance RSU Awards(2)	—	$128,888	—	—	$1,153,850
Qualified Savings Plan(3)	—	—	—	—	—
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$17,026	—	$17,026
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$2,043,750	—	$2,043,750
Accrued Vacation Pay(6)	$48,077	$48,077	$48,077	$48,077	$48,077
Outplacement Services	—	—	$150,000	—	$150,000

(1)	All benefits are valued as of 12/31/2006. Equity valued using the FMV of $24.55 as of market close on 12/29/2006.

(2)	Value of Performance-Based RSUs assumes performance is met at target level. Total shown under Death or Disability excludes value of the June 2005 Performance RSUs and SLPP Performance RSUs as these awards would have resulted in no payout due to a participant terminated on December 31, 2006 due to death or disability in light of the failure to meet the performance thresholds.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 1.75 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2006.

III-47

John B. McShane

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2006	Death or Disability on 12/31/2006	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2006	Involuntary For Cause Termination on 12/31/2006	Change in Control Termination on 12/31/2006
Unvested Stock Options	—	—	—	—	$45,800
Unvested Time-Based RSU Awards	—	$276,188	—	—	$893,006
Unvested Performance RSU Awards(2)	—	$104,338	—	—	$859,250
Qualified Savings Plan(3)	$156,084	$156,084	$156,084	$156,084	$156,084
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$17,026	—	$17,026
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,326,563	—	$1,326,563
Accrued Vacation Pay(6)	$36,058	$36,058	$36,058	$36,058	$36,058
Outplacement Services	—	—	$112,500	—	$112,500

(1)	All benefits are valued as of 12/31/2006. Equity valued using the FMV of $24.55 as of market close on 12/29/2006.

(2)	Value of Performance-Based RSUs assumes performance is met at target level. Total shown under Death or Disability excludes value of the June 2005 Performance RSUs and SLPP Performance RSUs as these awards would have resulted in no payout due to a participant terminated on December 31, 2006 due to death or disability in light of the failure to meet the performance thresholds.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 1.75 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2006

III-48

Anthony D. Christie

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2006	Death or Disability on 12/31/2006	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2006	Involuntary For Cause Termination on 12/31/2006	Change in Control Termination on 12/31/2006
Unvested Stock Options	—	—	—	—	$45,800
Unvested Time-Based RSU Awards	—	$227,088	—	—	$745,706
Unvested Performance RSU Awards (2)	—	$79,788	—	—	$687,400
Qualified Savings Plan(3)	$142,427	$142,427	$142,427	$142,427	$142,427
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$17,026	—	$17,026
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,326,563	—	$1,326,563
Accrued Vacation Pay(6)	$36,058	$36,058	$36,058	$36,058	$36,058
Outplacement Services	—	—	$112,500	—	$112,500

(1)	All benefits are valued as of 12/31/2006. Equity valued using the FMV of $24.55 as of market close on 12/29/2006.

(2)	Value of Performance-Based RSUs assumes performance is met at target level. Total shown under Death or Disability excludes value of the June 2005 Performance RSUs and SLPP Performance RSUs as these awards would have resulted in no payout due to a participant terminated on December 31, 2006 due to death or disability in light of the failure to meet the performance thresholds.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 1.75 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2006.

DIRECTOR COMPENSATION

On August 15, 2006, the Board amended the compensation program for non-employee members of the Board and the Company’s Executive Committee (“Members”). Each Board Member receives cash compensation of $5,000 for each meeting of the Board attended in person and $2,500 for each such meeting attended telephonically. Each Board Member also receives cash compensation for attendance at each meeting of a committee of the Board of which he or she is a member in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically. Each Executive Committee Member receives cash compensation for attendance at each meeting of the Board (unless he or she is a Board Member, in which case he or she receives no additional compensation in the capacity of Executive Committee Member) and the Executive Committee in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically.

In connection with their employment by ST Telemedia and its affiliates, Messrs, Lee and Clontz assigned their rights to Board fees and retainers to a subsidiary of ST Telemedia. The Company reduces fee and retainer payments to non-U.S. resident directors by the amount of the applicable U.S. withholding taxes, although we will reimburse such directors up to $7,000 (including a tax gross-up) for the costs to engage a tax accountant to prepare their non-resident U.S. income tax returns.

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Each Member, each non-employee chairman of a Board committee and each member of the Government Security Committee also receives annual retainers in accordance with the following schedule (such retainers payable in cash prior to 2007 and (subject to share availability) one-half in cash and one-half in common shares of the Company in 2007 and thereafter):

•	Board Chairman Retainer: $100,000

•	Board Vice Chairman Retainer: $75,000

•	Retainer for Other Members of Board or Executive Committee: $50,000

•	Additional Retainer for Government Security Committee Members: $45,000

•	Additional Committee Chair Retainers:

•	Audit: $30,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Executive: $10,000

•	Government Security: $10,000

In addition, on the date of each annual general meeting of shareholders, each Member is granted restricted stock units with one year vesting valued at $50,000 based on the closing price of the Company’s common shares on such date; provided that the 2006 grant was made on the date of Board approval of the new program (August 15, 2006).

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Director Compensation Table

(a)	(b)	(c )	(d )	(e)	(f )	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
E C Aldridge Jr.	$166,250	$48,101	—	—	—	—	$214,351
Archie Clemins	$142,500	$48,101	—	—	—	—	$190,601
Steven T. Clontz(3)	$66,250	$48,101	—	—	—	—	$114,351
Donald L. Cromer	$150,000	$48,101	—	—	—	—	$198,101
Richard R. Erkeneff	$150,000	$48,101	—	—	—	—	$198,101
Jeremiah D. Lambert(3)	$68,750	$48,101	—	—	—	—	$116,851
Lee Theng Kiat	$103,750	$48,101	—	—	—	—	$151,851
Charles Macaluso	$83,750	$48,101	—	—	—	—	$131,851
Michael Rescoe	$142,501	$48,101	—	—	—	—	$190,602
Robert J. Sachs	$100,000	$48,101	—	—	—	—	$148,101
Peter Seah Lim Huat	$138,750	$62,776	—	—	—	—	$201,526
Lodewijk Christiaan van Wachem	$148,750	$62,776	—	—	—	—	$211,526

(1)	The amounts shown in column (c) are the amounts recognized in the Company's consolidated financial statements for 2006 in respect of restricted stock units awarded to each of the Board of Directors, as determined pursuant to SFAS No. 123(R), but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. Except as noted in the immediately preceding sentence, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 18 to the Company's consolidated financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2006. The amounts shown include amounts recognized in the Company's consolidated financial statements for 2006 in respect of awards granted in 2006 and in prior years that were outstanding in 2006. Such awards and their grant dates were as follows:

	3/8/2004 Grant Date	8/15/2006 Grant Date
E C Aldridge Jr.	5,000	3,294
Archie Clemins	5,000	3,294
Steven T. Clontz	5,000	3,294
Donald L. Cromer	5,000	3,294
Richard R. Erkeneff	5,000	3,294
Jeremiah D. Lambert	5,000	3,294
Lee Theng Kiat	5,000	3,294
Charles Macaluso	5,000	3,294
Michael Rescoe	5,000	3,294
Robert J. Sachs	5,000	3,294
Peter Seah Lim Huat	7,500	3,294
Lodewijk Christiaan van Wachem	7,500	3,294

(2)	The restricted stock units (“RSUs”) granted on March 8, 2004, will vest 10%, 15%, 20%, 25% and 30%, respectively, on the first through fifth anniversaries of the date of grant. The RSUs granted on August 15, 2006 will vest in their entirety on August 15, 2007. No dividends are payable on RSUs.
(3)	Messrs. Clontz and Lambert are members of the Executive Committee but are not members of the Board of Directors.

III-51

SECURITY OWNERSHIP

Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company’s common stock as of April 18, 2007, for each director and each Named Executive Officer herein, and by all Directors, Executive Committee Members and executive officers of the Company as a group., To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual’s spouse. Amounts appearing in the table below include (1) all common shares outstanding as of April 18, 2007 and (2) all common shares issuable upon the exercise of options, warrants or other rights within 60 days of April 18, 2007.

	Common Stock	Options Currently Exercisable Within 60 days		Total Stock and Stock Based Holdings	Percent of Class
E C Aldridge Jr.	3,738	—		3,738
Archie Clemins	3,738	—		3,738
Steven T. Clontz	2,738	12,000	(1)	14,738
Donald L. Cromer	2,738	—		2,738
Richard R. Erkeneff	5,238	—		5,238
Jeremiah D. Lambert	2,738	—		2,738
Lee Theng Kiat	2,619	220,000	(1)	222,619
Charles Macaluso	2,738	—		2,738
Michael Rescoe	2,738	—		2,738
Robert J. Sachs	2,738	—		2,738
Peter Seah Lim Huat	3,839	40,000	(1)	43,839
Lodewijk Christiaan van Wachem	9,063	—		9,063
John J. Legere	13,612	383,669	(2)	397,281
Jean F. Mandeville	9,708	48,886	(2	58,594
Jose A. Rios	17,013	124,667	(2)	141,680
John B. McShane	1,029	60,000	(2)	61,029
Anthony D. Christie	5,440	54,000	(2)	59,440

All Directors and executive officers as a group

(1)	Reflects shares issuable upon exercise of vested options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group.
(2)	Reflects shares issuable upon exercise of vested options granted by the Company under the 2003 Global Crossing Limited Stock Incentive Plan.

Certain Beneficial Owners

The following table sets forth, as of April 18, 2007, certain information regarding the beneficial ownership of the Company’s common shares by each person or entity who is known by us to beneficially own 5% or more of our common shares. As of April 18, 2007 12,783,145 common shares and 18,000,000 Senior Preferred Shares were issued and outstanding. The Senior Preferred Shares are held by the STT Shareholder Group and are

III-52

convertible into common shares on one-for-one basis (subject to adjustment). The provisions governing the conversion rights of the Senior Preferred Shares can be found in the “Certificate of Designations” filed as Exhibit 4.2 to our 2003 annual report on Form 10-K.

	Common Stock		Preferred Stock
	Shares	Percent of Class	Shares	Percent of Class
STT Shareholder Group(1)	12,783,145		18,000,000	100%
Fidelity Management and Research(2)	5,471,870
DuPont Pension Trust(3)	2,006,433

(1)

Based on information provided in Amendment No. 11 to Schedule 13D filed by such shareholders on June 5, 2006 and on Form 4 filed by such shareholders on March 2, 2007. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at 10 Frere Felix de Valois Street, Port Louis, Mauritius. As of April         , 2007, STT Crossing owned 12,783,145 common shares and 18,000,000 Senior Preferred Shares of GCL. STT Crossing is the sole holder of the Convertible Notes. As a result, STT Crossing has, as of April [        ], 2007, the immediate right to convert the Convertible Notes into [14,311,517] common shares. Temasek, through its ultimate ownership of STT Crossing, may be deemed to have voting and dispositive power over all such shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares. In addition to the share amounts detailed herein, Temasek may be deemed to beneficially own 13,730 additional common shares, which are owned beneficially and of record by Temasek’s wholly owned subsidiary, Fullerton (Private) Limited.

(2)

Based on information provided in Amendment No. 1 to Schedule 13G filed on behalf of such shareholder on February 14, 2007 by FMR Corp., a parent holding company, with a business address at 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,423,070 shares or [14.866%] of the Common Stock outstanding of Global Crossing as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fa Mid Cap Stock Fund, amounted to 2,583,245 shares or [7.081%] of the Common Stock outstanding. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 5,423,070 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 48,800 shares or [0.134%] of the outstanding Common Stock of the Global Crossing Ltd. as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 48,800 shares and sole power to vote or to direct the voting of 48,800 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

III-53

(4)

Based on information provided in the Schedule 13G filed by such shareholders on May 25, 2006. The business address of the reporting person is c/o State Street Bank and Trust, 2 Avenue de Lafayette, Boston, MA 02111. The DuPont Pension Trust is the sole beneficial owner of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our records, during 2006 no officer, director or 10% or greater shareholder of the Company failed to properly report any purchase or sale of the Company’s common shares.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

All proposals of shareholders who wish to bring business before our 2008 Annual General Meeting of Shareholders must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than January 3, 2008, for inclusion in our proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable law.

Under the Companies Act of 1981 (Bermuda), any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

At this time, as described above, the STT Shareholder Group has the right to appoint eight of the ten members of our Board of Directors These designation rights will in general control the nomination process for such designated members until the STT Shareholder Group’s share ownership percentage in the Company changes. However, with respect to the two Board seats not currently controlled by ST Telemedia’s designation rights, as well as any other Board seats that may cease to be governed by ST Telemedia’s designation rights in the future, the Board will consider Director candidates nominated by shareholders. Pursuant to Section 87(e) of our bye-laws, the shareholders are entitled to elect directors to any Board seats that have ceased being subject to ST Telemedia’s designation rights at the next meeting of shareholders. For a shareholder to nominate a Director for election at the 2007 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary as soon as practicable and in any event at least six weeks before the meeting at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. This notice should state the intention of that shareholder to propose such person for appointment and set forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of shares of our capital stock which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of Directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the rules and regulations of the Commission under Section 14 of the Exchange Act, together with notice executed by such person of his or her willingness to serve as a Director if so elected.

III-54

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Our Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual Directors or any group or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or group or committee of Directors by either name or title. All such correspondence should be sent “c/o Secretary” at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. However, product complaints, inquiries or suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of this Proxy Statement and the Annual Report to multiple shareholders who share an address unless that nominee or Global Crossing has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Annual Report to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit their request to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. You may also visit us at www.globalcrossing.com.

April [        ], 2007

III-55

CORPORATE INFORMATION

Board of Directors

Lodewijk Christiaan van Wachem

Chairman of the Board, Global Crossing Limited [1,6]

Peter Seah Lim Huat

Member, Temasek Advisory Panel of Temasek Holdings (Private) Limited, Deputy Chairman, Singapore Technologies Telemedia Pte Ltd Board of Directors, Vice Chairman of the Board, Global Crossing Limited [1,5]

E.C. “Pete” Aldridge, Jr.

Former Under Secretary of Defense for Acquisition, Technology, and Logistics [1,2,3,4]

Admiral Archie Clemins (retired)

Former Admiral and 28th Commander, U. S. Navy Pacific Fleet; Owner and President, Caribou Technologies, Inc. and TableRock International LLC [1,3,6]

General Donald L. Cromer (retired)

Former Commander, Space Division, U.S. Air Force; Private Consultant [1,3,5]

Richard R. Erkeneff

Former President and Chief Executive Officer,

United Industrial Corporation [1,3,4]

Lee Theng Kiat

President and Chief Executive Officer,

Singapore Technologies Telemedia Pte Ltd [1,2,5,6]

Charles Macaluso

Principal and Chief Executive Officer,

Dorchester Capital Advisors [1,2]

Michael Rescoe

Executive Vice-President and Chief Financial Officer, Travelport Ltd [1,4]

Robert J. Sachs

Principal, Continental Consulting Group, LLC [1,5,6]

[1] Member, Board of Directors

[2] Member, Executive Committee

[3] Member, Government Security Committee

[4] Member, Audit Committee

[5] Member, Compensation Committee

[6] Member, Nominating and Corporate Governance Committee

Other Executive Committee Members

Steven T. Clontz

President and Chief Executive Officer, Starhub Ltd

Jeremiah D. Lambert

Attorney

John J. Legere

Chief Executive Officer, Global Crossing Limited

Form 10-K and Other Investor Information

A copy of the Company’s 10-K and any amendment thereto as filed with the Securities and Exchange Commission can be obtained upon written request to the Secretary, Wessex House 45 Reid Street Hamilton HM12, Bermuda or by e-mail request to investors@globalcrossing.com

Executive Officers

John J. Legere

Chief Executive Officer [2]

Neil Barua

Chief Administrative Officer

Gary Breauninger

Chief Marketing Officer

David R. Carey

Executive Vice President, Strategy and Corporate Development

Anthony J. Christie

Managing Director, Global Crossing UK, Managing Director, Europe

and Executive Vice President

Daniel J. Enright

Executive Vice President, Operations

Edward T. Higase

Executive Vice President, Worldwide Carrier Services

Robert A. Klug

Chief Accounting Officer

Jean F.H.P. Mandeville

Executive Vice President and Chief Financial Officer

John B. McShane

Executive Vice President and General Counsel

John R. Mulhearn, Jr.

Executive Vice President, Global Access Management

José Antonio Ríos

International President and Chairman of the Board of Global Crossing UK

Daniel J. Wagner

Chief Information Officer and Executive Vice President, Enterprise Services

Corporate Headquarters

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

441-296-8600

Fax: 441-296-8606

www.globalcrossing.com

Transfer Agent

Computershare Trust Company, N.A.

P.O. Box 43023

Providence, R.I. 02940-3023

Shareholder Inquiries: 1-877-425-4259

www.computershare.com

Annual Meeting

June 12, 2007, 10:00 a.m.

The Benjamin Hotel

125 East 50th Street

New York, NY 10022

IV-56

APPENDIX A

PROPOSED AMENDMENTS

to

BYE-LAWS

of

GLOBAL CROSSING LIMITED

INTERPRETATION

"Resolution" means a resolution of the Shareholders passed in a general meeting or, where required, of a separate class or separate classes of Shareholders passed in a separate , ~~adopted either in a~~ general meeting or ~~by written resolution~~, in either case adopted by resolution in writing in accordance with the provisions of these Bye-laws;

reference to writing shall include typewriting, printing, lithography, photography and ~~other modes of representing or reproducing words in a legible and non-transitory form~~ electronic records;

~~reference to anything being done by electronic means shall include its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, shall include the transmission of an electronic or similar communication, and to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose;~~

GENERAL MEETINGS AND ~~WRITTEN~~ RESOLUTIONS IN WRITING

(a) 56.	(a) The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than Annual General Meetings which shall be called Special General Meetings. Special General Meetings shall also be convened on requisition as provided by the Companies Acts.

(b) Except in the case of the removal of auditors or Directors, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by resolution in writing, signed by the Shareholders (or the holders of such class of shares) who at the date of the notice of the resolution in writing represent the majority of votes that would be required if the resolution had been voted on at a meeting of the Shareholders. Such resolution in writing may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary

(b) ~~Except in the case of the removal of auditors and Directors, anything which may be done by Resolution of the Company in general meeting or by Resolution of a meeting of any class of the Shareholders of the Company may, without a meeting and without any previous notice being required, be done by Resolution in writing, signed by all of the Shareholders or their proxies, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of such Shareholder, being all of the Shareholders of the Company who at the date of the Resolution in writing would be entitled to attend a meeting and vote on the Resolution. Such Resolution in writing may be signed by, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts), on behalf of, all the Shareholders of the Company, or any class thereof, in as many counterparts as may be necessary~~.

(c) Notice of any resolution in writing to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that resolution in writing in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the resolution in writing.

(d) The accidental omission to give notice, in accordance with this Bye-Law, of a resolution in writing to, or the non-receipt of such notice by, any person entitled to receive such notice shall not invalidate the passing of the resolution in writing.

(e) For the purposes of this Bye-law, the date of the ~~R~~resolution in writing is the date when the r~~R~~esolution in writing is signed by, ~~or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts),~~or on behalf of, the ~~last~~ Shareholder who establishes the majority of votes for the passing of the resolution in writing ~~to sign~~ and any reference in any enactment to the date of passing of a ~~R~~resolution is, in relation to a ~~R~~resolution in writing made in accordance with this Bye-law, a reference to such date.

(f) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A ~~R~~resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Companies Acts and these Bye-laws.

VOTING

65.	Save where a greater majority or a special majority is required by the Companies Acts or these Bye-laws or any Certificate of Designations, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast. Subject to any rights or restrictions attached to any class of shares at any meeting of the Company, each Shareholder present in person shall be entitled to one vote on any question to be decided on the show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to one vote for each Share held by him.

66.	At any general meeting, a ~~R~~resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records unless (before or on the declaration of the result of the show of hands or by a count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

(c)	(a) the chairman of the meeting; or

(b)	at least three Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	Shareholder or Shareholders present in person or represented by proxy holding Shares conferring the right to vote at such meeting, being Shares on which an aggregate sum has been paid-up equal to not less than one tenth of the total sum paid-up on all such Shares conferring such right.

The demand for a poll may be withdrawn by the person or any of the persons making it at any time prior to the declaration of the result. Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a ~~R~~resolution has, on a show of hands or by a count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number of votes recorded for or against such ~~R~~resolution.

67.	If a poll is duly demanded, the result of the poll shall be deemed to be the r~~R~~esolution of the meeting at which the poll is demanded.

68.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time at such meeting as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

69.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

70.	On a poll, votes may be cast either personally or by proxy.

71.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

72.	In the case of an equality of votes at a general meeting, whether on a show of hands or by a count of votes received as electronic records on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the ~~R~~resolution shall fail.

73.	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

74.	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

75.	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

76.	If (i) any objection shall be raised to the qualification of any voter or (ii) any votes have been counted which ought not to have been counted or which might have been rejected or (iii) any votes are not counted which ought to have been counted, the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any ~~R~~resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any ~~R~~resolution if the Chairman of the Board or the chairman of the meeting as prescribed under Bye-law 63 decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

77.	The instrument appointing a proxy or corporate representative shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

78.	Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company, at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or ~~R~~resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it. For the purposes of service on the Company pursuant to this Bye-law, the provisions of Bye-laws 139 and 140, shall mutatis mutandis apply to service on the Company.

79.	Subject to Bye-law 78, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a ~~written R~~resolution in writing, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken at an adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a ~~written R~~resolution in writing, prior to the effective date of the ~~written R~~resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

80.	Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any ~~written R~~resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that ~~written R~~resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a ~~written R~~resolution in writing or amendment of a ~~R~~resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

81.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any ~~written R~~resolution in writing at which the instrument of proxy or authorisation is used.

82.	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-laws related to the procedural requirements for the delivery of proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign ~~written R~~resolutions in writing.

DIRECTORS’ INTERESTS

(b) 93. (a)	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-law.

(b)	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

(c)	Subject to the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the Shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

(d)	So long as he declares the nature and extent of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

(e)	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or officer declaring that he is a director or officer or has an interest in a person, the extent of such interest, and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

(f)	Except as herein provided, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of his interests in shares or debentures or other securities or otherwise in or through the Company. Notwithstanding the foregoing, a Director shall be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

(g)	A Director shall (in the absence of some other material interest debarring such Director from voting) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

(i)	the giving of any security or indemnity to him in respect of money lent or obligations incurred by him at the request of or for the benefit of the Company or any of its Subsidiaries;

(ii)	the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its Subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(iii)	any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer, director or shareholder or otherwise howsoever, provided that he together with any of his Associates (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) is not directly or indirectly the holder of, or beneficially interested in, one percent or more of the issued shares of any class of such company or of the voting rights available to members of the relevant company (any such interest being deemed for the purpose of this Bye-law to be a material interest in all circumstances); ~~and~~

(iv)	any proposal or matters relating to compensation of the Directors (as a group), including proposals or matters relating to indemnification of Directors (as a group) and the provision of insurance for the benefit of the Directors (as a group); and

(v)	any proposal or matters relating to indemnity of the Director or the advancement of monies to him pursuant to Bye-laws 144 and 145~~.~~.

POWERS AND DUTIES OF THE BOARD

95.	The Board may exercise all the powers of the Company except those that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders. ~~to borrow money and to mortgage, charge or dispose of all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other persons~~

PROCEEDINGS OF THE BOARD

106.	Notice of a meeting of the Board shall be duly given to a Director if prior notice of at least two Business Days is given to him personally whether by word of mouth or in any manner permitted by these Bye-Laws.~~sent to him by post, courier, cable, telex, telecopier, email or other mode of representing or reproducing words in a legible and non-transitory form at his last known address or any other address given by him to the Company for this purpose.~~ A Director may waive notice of any meeting by attending the meeting.

SERVICE OF NOTICES AND OTHER DOCUMENTS

139.1	Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 132) may be sent to, served on or delivered to any Shareholder by the Company

139.1.1	personally;

139.1.2	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

139.1.3	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

139.1.4	by, where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

139.1.5

by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 139.1.1, 139.1.2, 139.1.3 or 139.1.4 of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

140.1	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

140.1.1	if sent by personal delivery, at the time of delivery;

140.1.2	if sent by post, forty-eight (48) hours after it was put in the post;

140.1.3	if sent by courier or facsimile, twenty-four (24) hours after sending;

140.1.4	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

140.1.5	if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder for the Company subsequent to the adoption of these Bye-laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means

141.	Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

142.	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

~~Any notice or other document (including a share certificate) may be served on or delivered to any Shareholder by the Company either personally or by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by delivering it to or leaving it at such registered address. In the case of joint holders of a Share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered seven days after it was put in the post and when sent by courier, 48 hours after sending, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post or delivered to a courier, as the case may be.~~

~~Any notice or other document shall be deemed to be duly given to a Shareholder by the Company if it is sent to him by cable, telex, telecopier, email or other mode of representing or reproducing words in a legible and non-transitory form at his address as appearing in the Register or any other address given by him to the Company for this purpose. Any such notice shall be deemed to have been served 48 hours after its despatch when sent by cable, telex or telecopier and 24 hours after its despatch when sent by email.~~

~~Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any~~ other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any Share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the Share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such ~~notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share~~

INDEMNITY

(c)	~~143~~144. Subject to the proviso below, every Director, officer of the Company, member of a committee constituted under Bye-laws 101 and 102, any Resident Representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company (each such person in such capacity, an "Indemnified Person") shall be indemnified and held harmless out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by an Indemnified Person which arise from or in connection with actions or inactions of the Indemnified Person while acting in such capacity, and the indemnity contained in this Bye-law shall extend to any person acting as a Director, officer, committee member, Resident Representative, or any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that the indemnity contained in this Bye-law shall not extend to any matter which would render it void pursuant to the Companies Acts.

(d)	~~144~~145.(a) Subject to Bye-law 144, every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Indemnified Person in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

(b)	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

(c)	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person.

(e)

~~145. Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or~~ proceeding for which indemnification is required pursuant to Bye-law 144 shall be paid by the Company in advance of the ~~final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be~~

~~determined that the Indemnified Person is not entitled to be indemnified pursuant to Bye-law 144, provided that no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Indemnified Person would be proper in the circumstances because the Indemnified Person has met the standard of conduct which would entitle the Indemnified Person to the indemnification thereby provided and provided that such determination is made by:~~

~~(a)~~	~~the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed;~~

~~(b)~~	~~in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or~~

~~(c)~~	~~by a majority vote of the Shareholders.~~

~~Each Shareholder, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company in accordance with this~~ Bye-law 145 are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company

146.	The Board may arrange for the Company to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Indemnified Person in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their duties to the Company. This Bye-law shall not be construed as limiting the powers of the Board to effect such other insurance on behalf of the Company as it may deem appropriate.

CONSEQUENTIAL AMENDMENTS

(Note: this text is not part of the Bye-laws)

Consequential amendment will be made to the Index and Cover Page of the Bye-laws together with other consequential and non-material changes as deemed necessary by the Board of Directors of the Company.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1. To elect two members of the Board of Directors:

	For	Withhold		For	Withhold
01 - Charles Macaluso	☐	☐	02 - Michael Rescoe	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To increase the authorized share capital of Global Crossing from 85,000,000 common shares to 110,000,000 common shares.	☐	☐	☐	3.	To amend the 2003 Global Crossing Limited Stock Incentive Plan, to increase the number of authorized shares of Global Crossing common stock reserved for issuance under that plan.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

4.	To amend the bye-laws of Global Crossing as set forth in Appendix “A” of the proxy statement.	☐	☐	☐	5.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2007 and to authorize the Audit Committee to determine their remuneration.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Proxy — Global Crossing Limited

Proxy for Annual General Meeting of Shareholders

June 12, 2007

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Legere and Mitchell C. Sussis, and each of them, with power of substitution, as proxies at the annual general meeting of shareholders of GLOBAL CROSSING LIMITED to be held on June 12, 2007, and at any adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposals referred to in Items 1, 2, 3, 4 and 5 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposals referred to in Items 1, 2, 3, 4 and 5.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE VOTED ON THE REVERSE SIDE